Exhibit 10.2

Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LAUREL MOUNTAIN MIDSTREAM, LLC

DATED JUNE 1, 2009

BY AND BETWEEN

WILLIAMS LAUREL MOUNTAIN, LLC

AND

APL LAUREL MOUNTAIN, LLC

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF LAUREL MOUNTAIN MIDSTREAM, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of LAUREL MOUNTAIN MIDSTREAM, LLC (the “Agreement”), dated as of June 1, 2009, is entered into by and between Williams Laurel Mountain, LLC (“WFSG Sub”), a Delaware limited liability company and a direct wholly owned subsidiary of Williams Field Services Group, LLC (“WFSG”), and APL Laurel Mountain, LLC (“APL Sub”), a Delaware limited liability company and an indirect wholly owned subsidiary of Atlas Pipeline Partners, L.P. (“APL”).

RECITALS

WHEREAS, WFSG, WFSG Sub, APL, Atlas Pipeline Operating Partnership, L.P. and APL Sub entered into that certain Formation and Exchange Agreement, dated March 31, 2009, as amended by Amendment No. 1 thereto dated April 16, 2009, and Amendment No. 2 thereto dated June 1, 2009 (the “Formation Agreement”);

WHEREAS, WFSG Sub formed the Company on the date hereof by entering into that certain Limited Liability Company Agreement, dated April 17, 2009 (the “Initial LLC Agreement”), and filing a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of the State of Delaware, pursuant to the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (as amended from time to time, the “Delaware Act”);

WHEREAS, pursuant to the terms of the Formation Agreement, (i) APL Operating, APL Pennsylvania and APL Sub caused the Subject Entities to be merged with and into Merger Sub, (ii) immediately following the effectiveness of such merger, APL Sub sold its 100% limited liability company membership interest in the Surviving Company to the Company and concurrently received in exchange therefor the issuance of a 49% Interest in the Company, the Preferred Distribution Rights and certain cash consideration; and

WHEREAS, WFSG Sub and APL Sub, as the Members of the Company, each desire to amend and restate the Initial LLC Agreement in connection with the Closing (as defined in the Formation Agreement) of the transactions contemplated in the Formation Agreement, and the execution and delivery of this Agreement is a condition of the parties’ respective obligations to consummate the transactions contemplated by the Formation Agreement.

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, including the Schedules hereto, the terms defined in this Section 1.1 shall have the respective meanings assigned to them herein and the capitalized terms defined elsewhere in this Agreement, by inclusion in quotation marks and parentheses, shall have the respective meanings so ascribed to them.

“Adjusted Capital Account” means the Capital Account maintained for each Member as of the end of each taxable year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable year, are reasonably expected to be allocated to such Member in subsequent years under Section 706(d) of the Code and Treasury Regulation Section 1.751-l(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such taxable year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum chargeback pursuant to Section 4.1(d) or Section 4.1(e)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Contributions” means (a), initially, with respect to WFSG Sub, $127.795 million, (b) with respect to APL Sub, $122.783 million, in each case subject to proportionate adjustment to reflect any post-Closing payments in respect of Net Accumulated Cash Flow and the following adjustments: such amounts shall be (i) increased by the amount of additional Capital Contributions made by such Members on or after the date of this Agreement (including Mandatory Note Prepayments of the WFSG Sub Note that are treated as Capital Contributions by the Preferred Interest Member pursuant to Section 3.2(c) but excluding deemed Capital Contributions by WFSG Sub pursuant to Section 3.2(d)); (ii) with respect to a Pursuing Member, increased by the amount of any Carrying Cost Adjustments for purposes of adjustments in the Members’ Percentage Interests made pursuant to Section 2.8(c)(ii); (iii) with respect to a Non-Pursuing Member that has elected to make a Delayed Capital Contribution pursuant to Section 2.8(c)(iii), decreased by the amount equal to 20% of such Delayed Capital Contribution; (iv) with respect to a Non-Pursuing Member that makes a payment of the Make-up Payment Amount to the Pursuing Member pursuant to Section 2.8(c)(iii), increased by the amount of the Delayed Capital Contribution; and (v) with respect to a Pursuing Member, upon payment of the Make-up Payment Amount by the Non-Pursuing Member pursuant to Section 2.8(c)(iii), decreased by the amount of the Delayed Capital Contribution.

“Adjusted Property” means any property of the Company, the Carrying Value of which has been adjusted pursuant to Section 3.4(d).

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” means the ownership, directly or indirectly, of more than 50% of the Voting Stock, of such Person or, in the case of a Person that is a limited partnership, the general partner of such Person; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Agreed Value” of any Contributed Property or Adjusted Property means the fair market value of such property or other consideration at the time of contribution as determined by the Operating Member (but only in the absence of a negotiated determination of fair market value among the Members, in which case such negotiated value shall be accepted as the Agreed Value) using such reasonable method of valuation as it may adopt. In the absence of a negotiated allocation among the Members, which will be conclusive if such negotiated allocation exists, the Operating Member shall use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties or Adjusted Property in a single or integrated transaction among such properties on a basis proportional to their fair market value; provided, that the Operating Member shall provide notice of its determination of any fair market value or allocation with respect to the determination of Agreed Value to the other Members within five (5) Business Days of any such determination, and each of the other Members shall have the right to object to any such determination by providing written notice to the Operating Member of such objection within five (5) Business Days of having received notice of any such determination. The Members will discuss such fair market value or allocation in good faith to address any such objection and to resolve any differences. If the Members cannot agree on such fair market value or allocation within 30 days of the receipt by the Operating Member of such written notice of objection, the matter will be referred to an independent appraiser reasonably acceptable to the Members, with any costs required in connection with such appraisal borne by the Company. If not objected to within the time provided for such objection hereunder, the determination of the Operating Member shall be deemed to have been approved by the Members.

“Agreement” shall have the meaning ascribed to such term in the preamble.

“APL” shall have the meaning ascribed to such term in the preamble.

“APL Credit Facility” shall have the meaning ascribed to such term in the Formation Agreement.

“APL Ohio” shall initially have the meaning ascribed to such term in the Formation Agreement, and shall include any name subsequently given to that entity after the Closing.

“APL Operating” means Atlas Pipeline Operating, L.P., a Delaware limited partnership.

“APL Parties” shall have the meaning ascribed to such term in the Formation Agreement.

“APL Pennsylvania” means Atlas Pipeline Pennsylvania, LLC, a Pennsylvania limited liability company.

“APL Sub” shall have the meaning ascribed to such term in the preamble.

“Area of Interest” shall have the meaning ascribed to such term in the Master Gathering Agreements, plus the geographic area lying within a five-mile radius of the Gathering Pipelines owned or operated by the Company, as such Gathering Pipelines now or hereafter exist (including any extensions or expansions thereof), subject to the removal of the Ohio Area of Interest from the Area of Interest pursuant to Section 12.2.

“Atlas America” means Atlas America, Inc., a Delaware corporation.

“ATN” means Atlas Energy Resources, LLC, a Delaware limited liability company.

“ATN Assets” shall have the meaning ascribed to such term in the Formation Agreement.

“Available Cash” means, with respect to any Distribution Period ending prior to the dissolution or liquidation of the Company, and without duplication:

(a) the sum of (i) all cash and cash equivalents of the Company and its subsidiaries (other than Capital Contributions of the Members) on hand at the end of such Distribution Period and (ii) all additional cash and cash equivalents of the Company on hand on the date of determination of Available Cash with respect to such Distribution Period, in each case, in the sole discretion of the Management Committee, less

(b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the Management Committee to (i) satisfy the Preferred Interest Member’s Preferred Distribution Rights pursuant to Section 4.4, (ii) provide for the proper conduct of the business of the Company consistent with the Operating Budget (including reserves for future capital expenditures and for the anticipated future credit needs of the Company) subsequent to such Distribution Period, or (iii) comply with applicable Law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets are subject; provided, however, that the cash reserved shall not include amounts required to fund Growth Capital Projects unless such funding has been approved by the Management Committee; provided, further, that distributions made by the Company or cash reserves established, increased or reduced after the end of such Distribution Period, but on or before the date of determination of Available Cash with respect to such Distribution Period, shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Distribution Period, if the Management Committee so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Distribution Period in which a liquidation or dissolution of the Company occurs and any subsequent Distribution Period shall equal zero.

“Available Portion” shall have the meaning ascribed to such term in Section 3.2(c).

“Bankruptcy” means (i) the filing of any petition or the commencement of any suit or proceeding by an individual or entity pursuant to Bankruptcy Law seeking an order for relief, liquidation, reorganization or protection from creditors, (ii) the entry of an order for relief against an individual or entity pursuant to Bankruptcy Law, or (iii) the appointment of a receiver, trustee or custodian for a substantial portion of the individual’s or entity’s assets or property; provided, that such order for relief, liquidation, reorganization or protection from creditors is not dismissed within 30 days after such appointment of a receiver, trustee or custodian.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state Law for the relief of debtors.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles. The determination of Book-Tax Disparity and a Member’s share thereof shall be determined consistently with Section 1.704-3(d) of the Treasury Regulations.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in the Commonwealth of Pennsylvania are permitted or required to close.

“Capital Account” means the capital account maintained for each Member for purposes of Section 704(b) of the Code as described in Section 3.4.

“Capital Contribution” means, with respect to any Member, the amount of capital contributed by such Member to the Company in accordance with Article 3 of this Agreement.

“Carrying Cost Adjustment” means, with respect to a Qualified Growth Capital Project, an amount calculated like interest for the carrying cost for capital contributed by a Pursuing Member at a per annum rate equal to (a) 8% for the period commencing on the date a Capital Contribution is made by a Pursuing Member through the date one-day prior to the commercial in-service date of such Qualified Growth Capital Project and (b) 15% for the period commencing on such commercial in-service date and ending on the applicable date upon which the Members’ Percentage Interests are adjusted to reflect any such Capital Contribution.

“Carrying Value” means (a) with respect to Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions relating to such property charged to the Members’ Capital Accounts, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Operating Member.

“Certificate of Formation” shall have the meaning ascribed to such term in the recitals.

“Closing” shall have the meaning ascribed to such term in the Formation Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Formation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning ascribed to such term in Section 2.1; provided, however, that where the context requires, “Company” shall refer to the Company and its subsidiaries on a consolidated basis.

“Company Assets” means the assets and properties owned, leased or used or held by the Company and each of its subsidiaries in their businesses and operations.

“Company Indemnitee” shall have the meaning ascribed to such term in Section 6.1(a).

“Company Minimum Gain” means the amount determined pursuant to Treasury Regulation Section 1.704-2(d).

“Confidential Information” means any information and data (including all copies thereof) that is furnished or submitted by any of the Members, their Affiliates or the Company, whether oral, written or electronic, to the other Members or their Affiliates in connection with the business of the Company and the resulting information and data obtained therefrom, including market evaluations, market proposals, service designs and pricing, pipeline system design and routing, cost estimating, rate studies, identification of permits, strategic plans, legal documents, environmental studies and requirements, public and governmental relations planning, identification of regulatory issues and development of related strategies, legal analysis and documentation, financial planning, gas reserves and deliverability data, studies of the natural gas supplies for the Company’s gathering system, and other studies and activities to determine the potential viability of the facilities that constitute the Company’s gathering system and their design characteristics, and identification of key issues. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information that: (a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of this Agreement; (b) as to any Member or its Affiliates, was in the possession of such Member or its Affiliates prior to the execution of the Confidentiality Agreement (as defined in the Formation Agreement); or (c) has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under this Agreement or any other confidentiality agreement between or among the Members and their respective Affiliates.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash or cash equivalents and the WFSG Sub Note, contributed to the Company by a Member. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4(d), such property shall no longer constitute a Contributed Property for purposes of Section 4.2, but shall be deemed an Adjusted Property for such purposes.

“Default” shall have the meaning ascribed to such term in Section 9.1.

“Default Adjustment” shall have the meaning ascribed to such term in Section 9.2(c)(iv).

“Default Adjustment Option” shall have the meaning ascribed to such term in Section 9.2(c)(iv).

“Default Rate” means, on an annualized basis, Prime Rate plus 2%, where “Prime Rate” means, as of a particular date, the prime rate reported for such date in the Money Rates section of the Eastern Edition of the Wall Street Journal or, if such rate is not available, a comparable interest rate index that is readily available and verifiable, but is beyond the control of any party bound by the provisions of this Agreement.

“Defaulting Member” shall have the meaning ascribed to such term in Section 9.1.

“Delaware Act” shall have the meaning ascribed to such term in the recitals.

“Delayed Capital Contribution” shall have the meaning ascribed to such term in Section 2.8(c)(iii).

“Direct Charges” shall have the meaning ascribed to such term in Section 7.2(a).

“Distribution Period” means a period equal to a fiscal quarter of the Company or such shorter portion thereof, as determined from time to time by the Management Committee.

“Easement” means any easement, right of way, surface use agreement, servitude, license, permit or other real property right or similar instrument.

“Economic Risk of Loss” shall have the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Election Notice” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Election Period” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Event of Default” shall have the meaning ascribed to such term in Section 9.1.

“Exempted Gathering Pipelines” shall have the meaning ascribed to such term in Section 2.8(d)(i).

“External Volumes Growth Capital Project” shall have the meaning ascribed to such term in Section 2.8(d)(i).

“FERC” means the U.S. Federal Energy Regulatory Commission.

“First-Year Available Portion” shall have the meaning ascribed to such term in Section 3.2(c).

“Fiscal Year” means (i) the period of time commencing on the date of this Agreement and ending on December 31, 2009, in the case of the first Fiscal Year of the Company, or (ii) in the case of subsequent Fiscal Years of the Company, any subsequent 12-month period commencing on January 1 and ending on December 31.

“Formation Agreement” shall have the meaning ascribed to such term in the recitals.

“Funding Date” means the date on which the Pursuing Member first funds a Capital Contribution with respect to a Qualified Growth Capital Project.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“GAAP Capital Account” means the capital account maintained in accordance with GAAP for purposes of the annual financial statements referred to in Section 11.2.

“Gathering Pipelines” means any gathering pipelines used or held for use in connection with the gathering of natural gas or any constituents of the natural gas stream, including flow lines and residue lines, but excluding all non-Company owned or developed existing and future pipelines that are owned or operated as part of a pipeline system that is now or becomes, and after any transfer or distribution remains, regulated by the FERC.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission, FERC, or any comparable authority), (d) any non-governmental agency, tribunal or entity that is properly vested by a Governmental Authority with applicable jurisdiction, or (e) any arbitrator with authority to bind a party at Law.

“GDPCP Index” means the Gross Domestic Product Chain-type Price Index.

“Growth Capital Budget” means the annual budget of the Company that identifies specific Growth Capital Projects to be undertaken during the course of the year and describes the means by which such Growth Capital Projects would be financed by the Company.

“Growth Capital Expenditures” means any cash expenditures for Growth Capital Projects.

“Growth Capital Funding Notice” shall have the meaning ascribed to such term in Section 2.8(c)(i).

“Growth Capital Project” means any addition, expansion or improvement to the existing capital assets of the Company or the acquisition or construction by the Company of new capital assets, in each case, if such addition, expansion, improvement, acquisition or construction is made to increase the long-term operating capacity, asset base or cash flow from operations of the Company; provided, however, that all well connections shall be deemed to be Growth Capital Projects.

“Indemnified Party” shall have the meaning ascribed to such term in Section 6.3.

“Indemnifying Party” shall have the meaning ascribed to such term in Section 6.3.

“Indemnity Claim Amount” means the amount of any claim reimbursable or indemnified by the APL Parties in accordance with Articles 8, 10 or 11 of the Formation Agreement.

“Initial Capital Contribution” shall have the meaning ascribed to such term in Section 3.2(c).

“Initial LLC Agreement” shall have the meaning ascribed to such term in the recitals.

“Initial Operating Budget” means the initial annual operating budget of the Company that covers the remainder of the year ended December 31, 2009 at the time of adopting that includes reasonable detail on projections regarding revenues, operating expenses, general and administrative expenses, debt incurrence and interest expense and maintenance capital expenditures.

“Initially Determined” means any Indemnity Claim Amount that has either been agreed to as due and owing or for which a judgment or order has been signed by a trial court or arbitrator disposing of such Indemnity Claim Amount and determining that such Indemnity Claim Amount is due and owing by the APL Parties, notwithstanding whether any party appeals all or any part of such judgment.

“Interest” means the ownership interest of a Member in the Company (which shall be considered intangible personal property for all purposes) consisting of (i) such Member’s right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions (excluding profits, losses, allocations and distributions with respect to the Preferred Distribution Rights), (ii) such Member’s right to vote or grant or withhold consents with respect to matters related to the Company as provided herein or in the Delaware Act, (iii) with respect to the Preferred Interest Member, the Preferred Distribution Rights, and (iv) such Member’s other rights and privileges as provided herein or in the Delaware Act.

“IPD Index” means the Implicit Price Deflator Index.

“Law” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority, including the common or civil law of any Governmental Authority.

“Liabilities” shall have the meaning ascribed to such term in Section 6.1(a).

“Liquidator” shall have the meaning ascribed to such term in Section 10.2(a).

“Majority” means (i) before a Voting Change Date, more than 50%, on a per capita basis, of the Members entitled to vote, provided that for the purposes of this clause (i), a Member and any of its Affiliates that are also Members shall be deemed to constitute a single Member, and (ii) after a Voting Change Date, Members holding more than 50% of the Percentage Interests held by all of the Members entitled to vote.

“Make-up Payment Amount” shall have the meaning ascribed to such term in Section 2.8(c)(iii).

“Management Committee” means the committee comprised of the individuals designated by the Members pursuant to Section 5.2 hereof and all other individuals who may from time to time be duly appointed by the Members to serve as representatives on such committee in accordance with the provisions hereof, in each case so long as any such individual shall continue in such capacity in accordance with the terms hereof. References herein to the Management Committee shall refer to such individuals collectively in their capacity as Representatives.

“Mandatory Note Prepayment” shall have the meaning ascribed to such term in Section 3.2(c).

“Mandatory Prepayment Notice” shall have the meaning ascribed to such term in Section 3.2(c).

“Marketed Interest” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Master Gathering Agreements” shall have the meaning ascribed to such term in the Formation Agreement.

“Member Indemnitee” shall have the meaning ascribed to such term in Section 6.2.

“Member” means either WFSG Sub or APL Sub or any other Person subsequently admitted to the Company as a member as provided in this Agreement, each in such Person’s capacity as a member of the Company, but from and after the time any Person ceases to be a member of the Company such term does not include such Person that has ceased to be a member in the Company. “Members” means WFSG Sub, APL Sub and any such person admitted to the Company as a member, collectively.

“Merger Sub” shall have the meaning ascribed to such term in the Formation Agreement.

“Minimum Gain Attributable to Member Nonrecourse Debt” means that amount determined in accordance with the principles of Regulations Section 1.704-2(i)(3).

“Monetary Default” shall have the meaning ascribed to such term in Section 9.1(c).

“Net Accumulated Cash Flow” shall have the meaning ascribed to such term in the Formation Agreement.

“Net Agreed Value” means (i) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period, but excluding any items of income, gain, loss or expense arising from (a) the WFSG Sub Note, which shall be allocated in accordance with the Preferred Distribution Rights as set forth in Section 4.1(k)(i) and (b) Retained Member Proceeds, which shall be allocated as set forth in Section 4.1(k)(ii). The items included in the calculation of Net Income shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(k). For purposes of Sections 4.1(a) and (b), in determining whether Net Income has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

“Net Loss” means, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period, but excluding any items of income, gain, loss or deduction arising from (a) the WFSG Sub Note, which shall be allocated in accordance with the Preferred Distribution Rights as set forth in Section 4.1(k)(i) and (b) Retained Member Proceeds, which shall be allocated as set forth in Section 4.1(k)(ii). The items included in the calculation of Net Loss shall be determined in accordance with Section 3.4(b) and shall not include any items specifically allocated under Sections 4.1(d) through 4.1(k). For purposes of Sections 4.1(a) and (b), in determining whether Net Loss has been allocated to any Member for any previous taxable period, any Unrealized Gain or Unrealized Loss allocated pursuant to Section 3.4(d) shall be treated as an item of gain or loss to be allocated pursuant to Section 4.1.

“New Volumes” shall have the meaning ascribed to such term in Section 2.8(d)(i).

“Non-Approving Member” shall have the meaning ascribed to such term in Section 9.1(c)(i).

“Non-Consent Budget” shall have the meaning ascribed to such term in Section 9.1(c)(i).

“Non-Defaulting Members” shall have the meaning ascribed to such term in Section 9.1.

“Non-Offering Member” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Non-Operating Member” means the Member that is not the Operating Member, as determined from time to time.

“Non-Pursuing Member” shall have the meaning ascribed to such term in Section 2.8(c)(i).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.2(b)(i)(A) or Section 4.2(b)(ii)(A) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Debt” shall have the meaning set forth in Regulations Section 1.704-2(b)(4).

“Nonrecourse Deductions” means any and all items of loss, deduction, or expenditure (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Regulations Section 1.704-2(b)(i), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” shall have the meaning assigned to such term in Regulations Section 1.704-2(b)(3).

“Note Income” shall have the meaning ascribed to such term in Section 4.4(a).

“Notice of Dispute” shall have the meaning ascribed to such term in Section 13.11(b).

“Offer Notice” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Offering Member” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Ohio Area of Interest” shall have the meaning ascribed to such term in Section 12.2.

“Operating Budget” means the annual operating budget with respect to the Company that covers the upcoming four-quarter period that includes reasonable detail on projections regarding revenues, operating expenses, general and administrative expenses, debt incurrence and interest expense and maintenance capital expenditures.

“Operating Expenditures” means all expenditures of the Company other than Growth Capital Expenditures, including general and administrative expenditures, operating expenditures and other maintenance expenditures.

“Operating Fee” shall have the meaning ascribed to such term in Section 7.2(b).

“Operating Member” means WFSG Sub, with such responsibilities, rights and obligations as are set forth in Article 7, subject to the terms of this Agreement.

“Parent” means, with respect to WFSG Sub, WFSG and, with respect to APL Sub, APL, and any successor entities to WFSG and APL, respectively.

“Percentage Interest” means, subject in each case to adjustments as determined in accordance with this Agreement or in connection with Transfers of Interests, (a) in the case of a Member executing this Agreement as of the date of this Agreement or a Person acquiring such Member’s Interest, the percentage specified for that Member as its Percentage Interest on Schedule 3.1, and (b) in the case of the issuance of additional Interests by the Company in connection with Capital Contributions with respect to Growth Capital Projects pursuant to Section 2.8(c), the Percentage Interests as adjusted pursuant to this Agreement; provided, however, that any adjustments to Percentage Interests resulting from Capital Contributions with respect to Growth Capital Projects will be redetermined, if necessary, only on the first day after the close of each taxable year of the Company and the total of all Percentage Interests shall always equal 100%.

“Permitted Transfer” shall have the meaning ascribed to such term in Section 8.2(b).

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Authority.

“Plant Matters Expenditure” shall have the meaning ascribed to such term in the Formation Agreement.

“Preferred Distribution Rights” shall have the meaning ascribed to such term in Section 4.4(a).

“Preferred Interest Member” shall have the meaning ascribed to such term in Section 4.4(a).

“Proposed Transfer Agreement” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Pursuing Member” shall have the meaning ascribed to such term in Section 2.8(c)(i).

“Put Assignment” shall have the meaning ascribed to such term in Section 12.4.

“Put Interests” shall have the meaning ascribed to such term in Section 12.1.

“Put Notice” shall have the meaning ascribed to such term in Section 12.1.

“Put Option” shall have the meaning ascribed to such term in Section 12.1.

“Put Period” shall have the meaning ascribed to such term in Section 12.1.

“Qualified Growth Capital Project” shall have the meaning ascribed to such term in Section 2.8(c)(i).

“Qualified Rate of Return” means an unleveraged, before tax, rate of return on the Capital Contributions necessary to be made in connection with a Growth Capital Project together with the Company’s associated operating costs for such Growth Capital Project for a ten-year term, as determined in good faith by the Pursuing Member; provided, however, that any Non-Pursuing Member shall have the right to object to the determination of the Qualified Rate of Return by providing written notice of such objection to the Pursuing Member within five Business Days after such Non-Pursuing Member receives a Growth Capital Funding Notice from the Pursuing Member under Section 2.8(c)(i) indicating the Pursuing Member’s desire to pursue a Growth Capital Project, the funding for which is not approved by the Management Committee. The Pursuing Member and Non-Pursuing Member will discuss such Qualified Rate of Return in good faith to resolve any differences. If the Members cannot agree on the determination of the Qualified Rate of Return within 30 days of the receipt by the Pursuing Member of the Non-Pursuing Member’s written notice of objection, the Members will refer the dispute to an independent appraiser mutually agreed to by the Members, with any costs required in connection with such appraisal to be borne by the Company. The independent appraiser’s determination of the Qualified Rate of Return shall be binding on the Members.

“Recapture Income” means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Regulations” means the U.S. Treasury Regulations promulgated under the Code, as in effect from time to time.

“Related-Party Parent” means (a) with respect to WFSG Sub, WPZ and Williams, and (b) with respect to APL Sub, APL, ATN and Atlas America, and any successor entities to WPZ, Williams, APL, ATN and Atlas America, respectively.

“Representative” means, with respect to each Member, the representative appointed from time to time by such Member, subject to and in accordance with Section 5.2; provided, however, that a Member’s Representative shall be an officer or employee of a Related-Party Parent of such Member or one of their direct or indirect wholly owned subsidiaries.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.2(b)(i)(A) or 4.2(b)(ii)(A), to eliminate Book Tax Disparities.

“Retained Member Proceeds” shall have the meaning ascribed to such term in Section 4.3(b).

“Right of First Refusal” shall have the meaning ascribed to such term in Section 8.2(d)(i).

“Rules” shall have the meaning ascribed to such term in Section 13.11(d).

“Subject Entities” shall have the meaning ascribed to such term in the Formation Agreement.

“Subject Interests” shall have the meaning ascribed to such term in the Formation Agreement.

“Super Majority” means 75% or more of the Percentage Interests of all Members entitled to vote.

“Surviving Company” shall have the meaning assigned to such term in the Formation Agreement.

“Tax Matters Member” shall have the meaning ascribed to such term in Section 11.3(a).

“Third Party Action” shall have the meaning ascribed to such term in Section 6.3.

“Transaction Documents” shall have the meaning ascribed to such term in the Formation Agreement.

“Transition Services Agreement” shall have the meaning ascribed to such term in the Formation Agreement.

“Transfer” shall have the meaning ascribed to such term in Section 8.1(a).

“UCC” shall have the meaning ascribed to such term in Section 13.17.

“Unrealized Gain” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date). In determining such Unrealized Gain, the aggregate cash amount and fair market value of a Company Asset (including cash or cash equivalents) shall be determined by the Operating Member using such reasonable method of valuation as it may adopt.

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 3.4(d) or 3.4(e) as of such date) over (b) the fair market value of such property as of such date. In determining such Unrealized Loss, the aggregate cash amount and fair market value of a Company Asset (including cash or cash equivalents) shall be determined by the Operating Member using such reasonable method of valuation as it may adopt.

“Voting Change Date” means a date upon which any Member holds a Percentage Interest in excess of 66 2/3%.

“Voting Stock” means the securities or other ownership interest in any Person which have ordinary voting power under ordinary circumstances for the election of directors (or the equivalent) of such Person; provided, that in the case of a Person that is a limited partnership, Voting Stock means the general partner interests of such limited partnership.

“WFSG” shall have the meaning ascribed to such term in the preamble.

“WFSG Sub” shall have the meaning ascribed to such term in the preamble.

“WFSG Sub Note” shall have the meaning ascribed to such term in the Formation Agreement.

“Williams” means The Williams Companies, Inc. a Delaware corporation.

“WPZ” means Williams Partners, L.P., a Delaware limited partnership.

1.2 Rules of Construction. For purposes of this Agreement, including the Schedules hereto:

(a) General. Unless the context otherwise requires, (i) “or” is not exclusive; (ii) an accounting term not otherwise defined shall have the meaning commonly assigned to such term in accordance with GAAP; (iii) words in the singular include the plural and words in the plural include the singular; (iv) words in the masculine include the feminine and words in the feminine include the masculine; (v) any date specified for any action that is not a Business Day shall be deemed to mean the first Business Day after such date; (vi) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (vii) a reference to a Member includes its successors and permitted assigns; and (viii) any reference to $ or dollars shall be a reference to U.S. dollars.

(b) Articles and Sections. Reference to Articles and Sections are, unless otherwise specified, to Articles and Sections of this Agreement.

ARTICLE 2

ORGANIZATION AND CONDUCT OF BUSINESS

2.1 Name. The name of the Company shall be “LAUREL MOUNTAIN MIDSTREAM, LLC” (the “Company”).

2.2 Continuation. The Company was previously formed by WFSG Sub at 1:20 p.m. Eastern time on April 17, 2009 upon filing with Secretary of State of the State of Delaware the Certificate of Formation. This amendment and restatement shall become effective at 12:01 a.m. Eastern time on June 1, 2009. From time to time, the Company shall file such further statements or certificates or qualifications to do business or similar filings in such jurisdictions as may be necessary or appropriate with the conduct of the Company’s business.

2.3 Purpose. The business and purposes of the Company shall be (i) to own and operate the Company Assets and (ii) to engage in such other business activities that may be undertaken by a limited liability company under the Delaware Act as the Members may from time to time determine; provided, however, that the Members determine, as of the date of the acquisition or commencement of such other business activity, that such activity (a) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or (b) enhances the operations of an activity of the Company that generates qualifying income.

2.4 Principal Place of Business; Registered Office; Registered Agent. The principal place of business of the Company shall be Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, Pennsylvania, 15108, or such other place, that need not be within the State of Delaware, as the Members may from time to time determine. The registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Company shall be The Corporation Trust Company whose business address is the same as the Company’s registered office (or such other registered office and registered agent as the Members may from time to time select).

2.5 Term. The Company commenced upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware and shall continue indefinitely unless dissolved in accordance with Section 10.1.

2.6 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state, local and foreign income tax purposes, and this Agreement may not be construed to suggest otherwise.

2.7 Title to Company Assets. Title to Company Assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member shall have any ownership interest in such Company Assets or portion thereof.

2.8 Non-Competition; Growth Capital Projects.

(a) General. Except as otherwise provided in this Section 2.8 with respect to the Area of Interest, the Members and their Affiliates may at any time, and from time to time, directly or indirectly, engage in, and possess interests in, without the consent of the Company or the other Member, other business ventures and activities of any and every type and description, independently or with others, regardless of whether such ventures are competitive with the Company or any other Member, and regardless of whether such business ventures and activities are located inside or outside the Area of Interest, or otherwise. In addition, except as otherwise provided in this Section 2.8 with respect to the Area of Interest, no Member who (directly or though an Affiliate) acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Member shall have any duty to communicate or offer such opportunity to the Company, and such Member (and its officers and Representatives on the Management Committee) shall not be liable to the Company, any Member or any other Person for breach of any fiduciary or other duty by reason of the fact that such Member pursues or acquires such opportunity for itself or its Affiliate, directs such opportunity to another Person or does not communicate such opportunity or information to the Company.

(b) Non-Competition Agreement. Except as provided in Section 2.8(c), the following assets and businesses, if located or to be located in the Area of Interest, must be owned, developed, operated and conducted though the Company or any of its subsidiaries and may not be owned, developed, operated or conducted within the Area of Interest by any Members or their Affiliates during the period that such Member (or any Affiliate thereof) remains a Member: (i) any Gathering Pipelines; (ii) any land or other surface and subsurface estates, including Easements, owned, leased or otherwise held that are appurtenant to and used or held for use in connection with any Gathering Pipelines, and all appurtenances, buildings and improvements thereto or thereon; and (iii) the treating or processing of natural gas and the extraction or recovery of natural gas liquids; provided, however, that any facilities that are required or otherwise permitted to be developed, owned or operated by a shipper pursuant to the terms of any gathering services agreement with the Company shall not be required to be developed, owned, operated or conducted through the Company. Any Member who, directly or through an Affiliate, acquires knowledge of a potential transaction, agreement, arrangement or other matter located in the Area of Interest for the Company to develop or acquire any of the types of assets described in clauses (i), (ii) or (iii) above of this Section 2.8(b) shall (x) communicate or offer such opportunity to the Management Committee, (y) provide the Management Committee all information regarding the business opportunity that is obtained by the Members or their Affiliates, and (z) offer the Company the opportunity to pursue to the business opportunity, subject, in each case, to any third party contractual provisions or applicable Law precluding disclosure; provided, that such Member shall have used its commercially reasonable efforts to cause any such confidentiality restrictions to not apply to the Company.

(c) Growth Capital Projects in Area of Interest.

(i) If the Management Committee votes pursuant to Section 5.4 and does not approve a call for the Members to make Capital Contributions with respect to a Growth Capital Project in the Area of Interest, then a Member whose Representative on the Management Committee voted in favor of such Growth Capital Project (the “Pursuing Member”) may give the other Member ( the “Non-Pursuing Member”) written notice (the “Growth Capital Funding Notice”) within 30 days following such vote that, notwithstanding the Management Committee’s failure to approve the call for Capital Contributions, the Pursuing Member desires to cause the Company to pursue such Growth Capital Project by funding 100% of the Capital Contributions necessary to be made in connection with such Growth Capital Project; provided, however, that the Pursuing Member may not cause the Company to pursue any Growth Capital Project in accordance with this Section 2.8(c) unless such Growth Capital Project is reasonably expected to provide the Company with a Qualified Rate of Return of at least 10% (a “Qualified Growth Capital Project”).

(ii) In the event that a Pursuing Member elects to cause the Company to pursue a Qualified Growth Capital Project in the Area of Interest pursuant to Section 2.8(c)(i), subject to Section 2.8(c)(iii), the Capital Account of the Pursuing Member shall be increased by any Capital Contributions made to the Company by such Pursuing Member with respect to such Qualified Growth Capital Project and the Percentage Interests of the Members shall be adjusted in accordance with this Agreement to be proportionate to the amounts of their respective Adjusted Contributions; provided, however, as provided in the definition of “Percentage Interest,” any such adjustment will be made only on the first day after the close of the taxable year of the Company occurring after the commercial in-service date of the applicable Growth Capital Project.

(iii) If a Pursuing Member elects to cause the Company to pursue a Qualified Growth Capital Project in the Area of Interest pursuant to Section 2.8(c)(i), at any time until the third anniversary of the date of this Agreement, the Non-Pursuing Member may, by providing written notice to the Pursuing Member within ten days following receipt of the Growth Capital Funding Notice, elect to fund such Non-Pursuing Member’s pro rata portion of the original call for a Capital Contribution with respect to such Qualified Growth Capital Project on a delayed basis (a “Delayed Capital Contribution”) in accordance with this Section 2.8(c)(iii); provided, however, that the amount of such Delayed Capital Contribution is at least $1 million. If the Non-Pursuing Member elects to make a Delayed Capital Contribution, (A) the Percentage Interests of the Members shall be adjusted in accordance with this Agreement to be proportionate to the amounts of their respective Adjusted Contributions, provided, however, as provided in the definition of “Percentage Interest,” any such adjustment will be made only on the first day after the close of each taxable year of the Company, and (B) no later than the first anniversary of the Funding Date, the Non-Pursuing Member shall pay to the Pursuing Member an amount equal to the Delayed Capital Contribution plus an amount equal to 20% of such Delayed Capital Contribution (the “Make-up Payment Amount”). Upon payment of the Make-up Payment Amount, the Non-Pursuing Member’s Capital Account shall be increased by an amount equal to the Delayed Capital Contribution (and the Pursuing Member’s Capital Account shall be decreased by an equal amount) and the Percentage Interests of the Members shall be adjusted in accordance with this Agreement to be proportionate to the amounts of their respective Adjusted Contributions.

(d) Natural Gas Volumes Sourced Outside the Area of Interest.

(i) A Member may propose that the Company pursue a Growth Capital Project to construct Gathering Pipelines and related assets that would lie both inside and outside the Area of Interest to be used to transport natural gas volumes that originate from wells outside the Area of Interest and connect to existing Gathering Pipelines inside the Area of Interest owned and operated by the Company (an “External Volumes Growth Capital Project”). If the Management Committee votes pursuant to Section 5.4 and does not approve a call for the Members to make Capital Contributions with respect to an External Volumes Growth Capital Project, then a Member (for purposes of this Section 2.8(d), also a “Pursuing Member”) may give the other Member (for purposes of this Section 2.8(d), also a “Non-Pursuing Member”) written notice within 30 days following such vote that, notwithstanding the Management Committee’s failure to approve the call for Capital Contributions, the Pursuing Member desires to pursue or cause the Company to pursue such External Volumes Growth Capital Project, at the election of such Pursuing Member, within the Company pursuant to Section 2.8(c) or outside of the Company pursuant to this Section 2.8(d); provided, that an External Volumes Growth Capital Project that does not meet the minimum Qualified Rate of Return requirement under Section 2.8(c) may only be pursued outside of the Company pursuant to this Section 2.8(d). For External Volumes Growth Capital Project that are not pursued within the Company pursuant to Section 2.8(c), the Pursuing Member may develop, retain 100% ownership of, and operate Gathering Pipelines within the Area of Interest; provided, that such Gathering Pipelines transport natural gas volumes that originate outside the Area of Interest (“Exempted Gathering Pipelines”). At the time of any such Exempted Gathering Pipelines becoming operational, the Member owning and operating the same shall cause the shipper or shippers with respect to the natural gas volumes delivered through such Exempted Gathering Pipelines to the Company’s existing Gathering Pipelines (“New Volumes”) to pay to the Company a transportation rate at least equal to the greater of thirty-five cents ($0.35) or six percent (6%) of the Gross Sales Price for each Mcf of Gas (as each of the foregoing terms is defined in the Master Gathering Agreements); provided, however, that any such New Volumes will be subject to the existing operational and system limitations on the Company’s existing Gathering Pipelines (taking into account Growth Capital Projects that are being pursued by the Company but not yet completed), including existing capacity limitations and service obligations of the Company to other shippers; and provided, further, the Company shall have no obligation to expand the capacity of the Gathering System to accommodate any such New Volumes.

(ii) Notwithstanding the foregoing provisions of Section 2.8, a Member may develop, retain 100% ownership of, and operate Gathering Pipelines and related assets within the Area of Interest without any obligation to comply with any provision of this Section 2.8; provided, that the natural gas volumes transported on such Gathering Pipelines originate from wells located outside of the Area of Interest and such Gathering Pipelines do not connect to Gathering Pipelines owned and operated by the Company.

(iii) All natural gas sourced from within the Area of Interest must, unless otherwise unanimously agreed to by the Management Committee, be transported exclusively on Gathering Pipelines owned and operated by the Company and not on any Exempted Gathering Pipelines.

(e) Scope of Growth Capital Projects. Any Growth Capital Project or External Volumes Growth Capital Project shall be pursued only on the basis of the relevant proposal considered by the Management Committee and proposed for Management Committee approval, including, if applicable, the gathering rate and the material terms of any associated gathering agreement so proposed.

ARTICLE 3

CAPITAL STRUCTURE

3.1 Percentage Interests. The Percentage Interests of the Members on the date hereof are set forth on Schedule 3.1 hereto. Upon the Transfer by a Member of all of or a portion of such Member’s Interest pursuant to Article 8, the issuance of additional Interests by the Company, or upon the adjustment of the Members’ Percentage Interests pursuant to Section 2.8(c), in each case in compliance with this Agreement, Schedule 3.1 shall be updated to reflect the respective Percentage Interests of the Members.

3.2 Capital Contributions.

(a) WFSG Sub has heretofore contributed the WFSG Sub Note and $100 million in cash to the Company in accordance with the terms of the Formation Agreement. Immediately after the effectiveness of such Capital Contribution by WFSG Sub, APL Sub sold its 100% limited liability company membership interest in the Surviving Company to, and in exchange for, $87.795 million in cash, the issuance of a 49% Interest, and the Preferred Distribution Rights, in the Company. Concurrently with the Closing of the transactions contemplated under the Formation Agreement and the execution and delivery of this Agreement, WFSG Sub shall make a Capital Contribution of $2.295 million to provide initial working capital for the Company (the “Initial Capital Contribution”). The Parties agree that for purposes of establishing the relative amount of Capital Contributions of the Members as of the date hereof immediately following the Closing and the receipt by the Company of such Initial Capital Contribution, the Net Agreed Value of such Capital Contributions made (x) in the case of the 49% Interest held by APL Sub shall be $122.783 million, and (y) in the case of the 51% Interest held by WFSG Sub shall be $127.795 million, such values in each case subject to proportionate adjustment to reflect any post-Closing payments in respect of Net Accumulated Cash Flow.

(b) The Members shall make Capital Contributions of cash, property or services as they determine and approve pursuant to Section 5.4. Subject to Section 2.8(c), in the event that the Members determine and approve pursuant to Section 5.4 that cash Capital Contributions should be made for any purpose, the Members shall make such cash Capital Contributions in proportion to their respective Percentage Interests in such amounts and on such dates as the Members may determine. The Management Committee shall issue a written request to each Member for payment of such cash Capital Contributions on such due dates and in such amounts as the Members shall have determined; provided, that the due date for any such cash Capital Contribution shall be no less than five Business Days after the date such written request is issued to the Members. All Capital Contributions received by the Company after the due date specified in such written request shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Company and shall accrue from and after such specified due dates until paid at the Default Rate.

(c) At any time following a call for the Members to make a Capital Contribution, subject to the terms of this Section 3.2(c), the Preferred Interest Member shall have the option to cause the Company to require WFSG Sub to prepay any or all of the Available Portion (as defined below) of the WFSG Sub Note (a “Mandatory Note Prepayment”) in lieu of the Preferred Interest Member making all or a portion of its pro rata portion of such Capital Contribution. The Preferred Interest Member shall elect to cause a Mandatory Note Prepayment by providing written notice to the Company and WFSG Sub (a “Mandatory Prepayment Notice”), no later than two Business Days following such call for the Members to make a Capital Contribution, specifying the amount of such Mandatory Note Prepayment to be made from the Available Portion of the WFSG Sub Note. Upon receipt of a Mandatory Prepayment Notice, WFSG Sub shall make a prepayment of the WFSG Sub Note in the amount specified in the Mandatory Prepayment Notice concurrently with the Capital Contribution that WFSG Sub makes pursuant to such capital call and, as provided in the WSFG Sub Note, the outstanding principal balance thereunder shall be decreased by an amount equal to such Mandatory Note Prepayment. For purposes of maintaining the Capital Accounts, any such Mandatory Note Prepayment shall be treated as though the proceeds received by the Company as a result of such Mandatory Note Prepayment were distributed to the Preferred Interest Member in respect of its Preferred Distribution Rights and then contributed by such Preferred Interest Member to the Company as a Capital Contribution. For purposes of this Section 3.2(c), “Available Portion” means, with respect to the WFSG Sub Note (as provided therein), (i) at any time following the date of this Agreement through the first anniversary thereof, one third of the original principal amount of the WFSG Sub Note (the “First-Year Available Portion”), (ii) at any time following the first anniversary of the date of this Agreement, one third of the original principal amount of the WFSG Sub Note plus any of portion of the First-Year Available Portion not prepaid previously pursuant this Section 3.2(c) and (iii) at any time following the second anniversary of this Agreement, any outstanding principal amount of the WFSG Sub Note, subject, in each case, to any reductions in the outstanding principal amount of the WFSG Sub Note pursuant to Section 9.2(c)(iii).

(d) Each payment by WFSG Sub or an Affiliate (other than the Company) of any Plant Matters Expenditure pursuant to Section 10.3(c) of the Formation Agreement shall be treated as a Capital Contribution by WFSG Sub in the amount of such payment.

3.3 No Voluntary Contributions; Interest. No Member shall make any Capital Contributions except pursuant to this Article 3. No Member shall be entitled to interest on its Capital Contributions.

3.4 Capital Accounts. A separate Capital Account shall be established and maintained for each Member in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv), Section 4.1 and the following terms and conditions. The Capital Accounts of the Members on the date hereof are, with respect to the 51% Interest held by WFSG Sub, $127.795 million, and with respect to the 49% Interest held by APL Sub, $122.783 million.

(a) Increases and Decreases. Each Member’s Capital Account shall be (i) increased by (A) the amount of cash or cash equivalent Capital Contributions made by such Member, (B) the Net Agreed Value of non-cash assets contributed as Capital Contributions by such Member, and (C) allocations to such Member of Company income and gain (or items thereof), including, without limitation, income and gain exempt from tax and income and gain described in Regulations Section 1.704-1(b)(2)(iv)(g); and (ii) shall be decreased by (A) the amount of cash or cash equivalents distributed (or deemed distributed) to such Member by the Company, (B) the Net Agreed Value of any non-cash assets or other property distributed to such Member by the Company, and (C) allocations to such Member of Company losses and deductions (or items thereof), including losses and deductions described in Regulations Section 1.704-1(b)(2)(iv)(g). Notwithstanding anything to the contrary in this Section 3.4, the WFSG Sub Note shall not be treated as an asset of the Company (or any subsidiary of the Company) or Contributed Property for income tax or Capital Account purposes and shall be treated as beneficially owned for such purposes by the holder of the Preferred Distribution Rights (held as of the date of this Agreement by APL Sub), resulting in the Company having no items of income, gain, loss, deduction or credit attributable to the WFSG Sub Note for such purposes and no such items shall increase or decrease the Capital Accounts of the Members.

(b) Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i) All fees and other expenses incurred by the Company to promote the sale of (or to sell) any interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, but treated as an item of deduction at the time such fees and other expenses are required and shall be allocated among the Members pursuant to Sections 4.1 and 4.2.

(ii) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(iii) Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company’s Carrying Value with respect to such property as of such date.

(iv) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company was equal to the Agreed Value of such property on the date it was acquired by the Company. Upon an adjustment pursuant to Section 3.4(d) or 3.4(e) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Company may adopt.

(c) Transferees. A transferee of all or a part of a Member’s Interest shall succeed to all or the transferred part of the Capital Account of the transferring Member.

(d) Contributed Unrealized Gains and Losses. Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 4.1. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company Assets (including cash or cash equivalents) immediately prior to the issuance of such Interests shall be determined by the Operating Member using such method of valuation as it may adopt.

(e) Distributed Unrealized Gains and Losses. In accordance with Regulations Section 1.704-1(b)(2)(iv)(f), immediately prior to any distribution to a Member of any Company property (other than a distribution of cash or cash equivalents that are not in redemption or retirement of a Member’s Interest), the Capital Accounts of all Members and the Carrying Value of each Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value (which shall be determined by the Operating Member using any valuation method it deems reasonable under the circumstances), and had been allocated to the Members at such time, pursuant to Section 4.1.

(f) Code Compliance. The parties intend that the foregoing provisions cause each Member’s Capital Account to be maintained and adjusted in accordance with the Code and Regulations thereunder, and such provisions shall be interpreted consistently with such intent.

3.5 Return of Capital. No Member shall have the right to demand a return of such Member’s Capital Contributions (or the balance of such Member’s Capital Account). Further, no Member has the right (i) to demand and receive any distribution from the Company in any form other than cash or (ii) to bring an action of partition against the Company or its property. Neither the Members nor the Management Committee shall have any personal liability for the repayment of the Capital Contributions from Members. No Member is required to contribute or to lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

3.6 Loans by Members. The Company may incur indebtedness only upon the approval of the Management Committee in accordance with Section 5.4. In addition, with the consent of the other Members, any Member may lend funds to the Company for such purposes as are specified in writing to, and approved by, the other Members, including for purposes of funding capital expenditures or working capital; provided, however, no Member may make such a loan as an alternative to any Capital Contribution required under Section 3.2. A loan account shall be established and maintained for such Member separate from such Member’s Capital Account and any loan made to the Company shall be credited to such loan account. Interest on all loans shall accrue at the Default Rate or at such other rate as may be approved by the Members and all advances to the Company from such loan account shall be repaid prior to any distributions to the Members pursuant to Section 4.3. A credit balance in such loan account shall constitute a liability of the Company; it shall not constitute a part of any Member’s Capital Account.

ARTICLE 4

ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 3.4(b)) shall be allocated among the Members in each taxable year or portion thereof (an “allocation period”) as provided herein below.

(a) Net Income. All items of income, gain, loss and deduction taken into account in computing Net Income for such allocation period shall be allocated to each of the Members in accordance with its respective Percentage Interest.

(b) Net Losses. All items of income, gain, loss and deduction taken into account in computing Net Losses for such allocation period shall be allocated to each Member in accordance with its respective Percentage Interest; provided, however, that Net Losses shall not be allocated pursuant to this Section 4.1(b) to the extent that such allocation would cause a Member to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

(c) Nonrecourse Liabilities. For purposes of Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain (computed without duplication of items between (A) and (B)) shall be allocated among the Members in accordance with their respective Percentage Interests.

(d) Company Minimum Gain Chargeback. Notwithstanding the other provisions of this Section 4.1, except as provided in Regulations Sections 1.704-2(f)(2) through (5), if there is a net decrease in Company Minimum Gain during any Company taxable year, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations Sections 1.704-2(f)(6) and (g)(2) and Section 1.704-2(j)(2)(i), or any successor provisions. For purposes of this Section 4.1(d), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1 with respect to such taxable year (other than an allocation pursuant to Section 4.1(h) or (i)).

(e) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Notwithstanding the other provisions of this Section 4.1 (other than Section 4.1(d), except as provided in Regulations Section 1.704-2(i)(4)), if there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Company taxable period, any Member with a share of Minimum Gain Attributable to Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 4.1, each Member’s Adjusted Capital Account balance shall be determined and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 4.1, other than Sections 4.1(d), (h) and (i), with respect to such taxable period.

(f) Qualified Income Offset. In the event any Member unexpectedly receives adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4) through (6) (or any successor provisions), items of Company income and gain shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 4.1(d) or 4.1(e).

(g) Gross Income Allocations. In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any Company taxable period which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provisions of this Agreement and (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specifically allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 4.1(g) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided in this Section 4.1 have been tentatively made as if this Section 4.1(g) was not in the Agreement.

(h) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Members in accordance with their respective Percentage Interests. If the Company determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Company is authorized, upon notice to the Members, to revise the prescribed ratio to the numerically closest ratio which does satisfy such requirements.

(i) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable year shall be allocated 100% to the Member that bears the Economic Risk of Loss for such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) (or any successor provision). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members ratably in proportion to their respective shares of such Economic Risk of Loss.

(j) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(k) Special Allocations Regarding WFSG Sub Note and Retained Member Proceeds. Notwithstanding any other provision to the contrary in this Agreement, any items of income, gain, loss or expense or Unrealized Gain or Unrealized Loss related to (i) the WFSG Sub Note shall be allocated solely to the Preferred Interest Member, and (ii) Retained Member Proceeds shall be allocated to the Member with respect to which the Retained Member Proceeds are retained, but shall not be treated as items of the Company for tax or Capital Account purposes.

(l) Special Allocations Regarding Plant Matters Expenditures. Any deduction or loss attributable to costs or depreciable expenses incurred by the Company in connection with the payment of Plant Matters Expenditures by WFSG or an Affiliate (other than the Company) pursuant to Section 10.3(c) of the Formation Agreement shall be allocated solely to WFSG Sub.

4.2 Allocations for Tax Purposes. The Members agree as follows:

(a) Allocations of Gain, Loss, etc. Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction which is recognized by the Company for federal income tax purposes shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 hereof.

(b) Book-Tax Disparities. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

(i) In the case of a Contributed Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code and Section 1.704-3(d) of the Regulations (i.e. the “remedial method”) that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable thereto shall be allocated among the Members in the same manner as is correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(ii) In the case of an Adjusted Property, (A) such items of income, gain, loss, depreciation, amortization and cost recovery deductions attributable thereto shall be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code and Section 1.704-3(d) of the Regulations (i.e. the “remedial method”) to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4(d) or 3.4(e), unless such property was originally a Contributed Property, in which case such items shall be allocated among the Members in a manner consistent with Section 4.2(b)(i); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1.

(c) Conventions/Allocations. For the proper administration of the Company, the Company shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; and (ii) amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Regulations under Section 704(b) or Section 704(c) of the Code. The Company may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 4.2(c) only if such conventions, allocations or amendments are consistent with the principles of Section 704 of the Code.

(d) Section 743(b). The Company may determine to depreciate the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation method and useful life applied to the Company’s common basis of such property, despite the inconsistency of such method with Regulations Section 1.167(c)-1(a)(6), or any successor provisions. If the Company determines that such reporting position cannot reasonably be taken, the Company may adopt any reasonable depreciation convention that would not have a material adverse effect on the Members.

(e) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company Asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 4.2 be characterized as Recapture Income in the same proportions and the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) Section 754. All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

4.3 Distributions.

(a) Subject to Section 4.3(b) and Section 9.2, within 30 days following the end of each Distribution Period, an amount equal to 100% of Available Cash with respect to such Distribution Period shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article 4 by the Company to the Members in accordance with their respective Percentage Interests (at the time the amount of such distributions are made).

(b) Prior to any distribution made pursuant to Section 4.3(a), a Member shall be entitled upon giving written notice to the Company to have such Member’s Percentage Interest of Available Cash subject to such distribution deposited into an interest bearing account of the Company for the benefit only of such Member (the “Retained Member Proceeds”). Such account shall be a separate Company account maintained for such Member and no proceeds in such account shall be commingled with any other proceeds or accounts of the Company or of any other Member.

(c) From time to time and at any time, upon the delivery of written notice to the Company by the relevant Member, such Member may either (i) direct the Company to distribute all or any portion of such Member’s Retained Member Proceeds (and any interest with respect to such Retained Member Proceeds) to such Member, in which event the Company shall promptly distribute such portion of the Retained Member Proceeds (and any interest with respect to such Retained Member Proceeds) to such Member as directed, or (ii) direct the Company to apply all or any portion of such Member’s Retained Member Proceeds (and any interest with respect to such Retained Member Proceeds) against any obligation of the Member to make a Capital Contribution pursuant to the terms of this Agreement, in which event such portion of the Retained Member Proceeds (and any interest with respect to such Retained Member Proceeds) shall be deemed to have been made as a Capital Contribution to the Company by such Member.

4.4 Preferred Distribution Rights.

(a) Notwithstanding any provision in this Agreement to the contrary, any payments of principal or interest under the WFSG Sub Note (“Note Income”) shall (unless otherwise directed pursuant to Section 3.2(c)) be distributed solely to APL Sub (referred from time to time in this Agreement as the “Preferred Interest Member”) in accordance with Section 4.4(b) (the “Preferred Distribution Rights”).

(b) Notwithstanding any provision in this Agreement to the contrary, if and to the extent that the Company receives Note Income, then the Company shall promptly make a distribution to the Preferred Interest Member in an amount equal to 100% of any such Note Income. Except as set forth in Section 9.2(c)(v) of this Agreement, such distribution shall be unconditionally made without right of recoupment or setoff.

(c) Except for distributions made in violation of the Delaware Act or other applicable Law, the Preferred Interest Member shall not be obligated to return any distribution of Note Income to the Company or pay the amount of any such distribution for the account of the Company or to any creditor of the Company. The amount of any such distribution returned to the Company by the Preferred Interest Member or paid by the Preferred Interest Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Preferred Interest Member.

4.5 Varying Interests. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member’s Percentage Interest, the Members agree that their allocable shares of items for the taxable year shall be determined by the Tax Matters Member using an interim closing of the books under Code Section 706 and the related Treasury Regulations to take account of the Members’ varying Percentage Interests.

ARTICLE 5

MANAGEMENT

5.1 The Management Committee. The business and affairs of the Company shall be managed under the direction of the Members acting through the Management Committee, subject to (a) the delegation of powers and duties to the Operating Member pursuant to Article 7 and to officers of the Company and other Persons as provided for by resolution of the Management Committee and (b) the special rights of the Preferred Interest Member set forth in Section 5.8.

5.2 Composition; Removal and Replacement of Representatives. The Management Committee shall be comprised of one (1) representative designated by each Member, provided that prior to the Voting Change Date, for the purposes of the foregoing, a Member and any of its Affiliates that are also Members shall be deemed to constitute a single Member. Each Member shall designate by written notice to the other Member a Representative to serve on the Management Committee and one alternate for each Representative to serve in such Representative’s absence. Subject to Section 9.2(a), each Representative and alternate shall serve at the pleasure of their appointing Member and shall represent and bind such Member with respect to any matter. Alternates may attend all Management Committee meetings but shall have no vote at such meetings except in the absence of the Representative for whom the alternate is representing. Subject to Section 9.2(a), upon the death, resignation or removal for any reason of any Representative or alternate of a Member, the appointing Member shall promptly appoint a successor.

5.3 Officers. The Management Committee may but shall not be required to appoint employees of Members or their Affiliates to serve as officers of the Company, and such officers may include but not be limited to president, one or more vice presidents, a treasurer and a secretary. The powers and authority of any officer shall be set forth in the resolution of the Management Committee appointing such officer.

5.4 Voting. All decisions, approvals and other actions of any Member, other than the Operating Member acting in such capacity pursuant to Article 7 or the Preferred Interest Member acting pursuant to Section 5.8, under this Agreement shall be determined by vote of its Representative on the Management Committee. The Representatives shall exercise their votes on behalf of such appointing Member in connection with all matters under this Agreement.

(a) Prior to a Voting Change Date, all decisions and actions taken by the Management Committee with respect to the Company and its business shall be made and taken by the affirmative vote of a Majority of the Members acting though their Representatives, subject to clause (c) of this Section 5.4.

(b) Following a Voting Change Date, all decisions and actions taken by the Management Committee with respect to the Company and its business shall be made and taken by the affirmative vote of the Member or Members holding a Majority Percentage Interest acting though their Representatives, except for those matters set forth on Schedule 5.4(b) which require unanimous consent of the Members or the affirmative vote of the Member or Members holding a Super-Majority Percentage Interest, and subject to clause (c) of this Section 5.4.

(c) Notwithstanding clauses (a) and (b) of this Section 5.4, if (i) a material default under a material agreement of the Company, (ii) a default on or failure to make payment of an obligation of the Company or a failure to take other action is likely to result in the imposition of a lien upon or a seizure or other collection action against a material asset or assets of the Company or (iii) a failure to comply with an order of a Governmental Authority having jurisdiction over the Company or its assets, in each case, would be reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company, any Member may, except as otherwise provided in Section 3.2, require all of the Members to make a Capital Contribution pursuant to Section 3.2 hereof to cure such default, pay such obligation, comply with such order or take other action in connection therewith by delivering written notice to the other Member of its intent to require a Capital Contribution pursuant to this Section 5.4(c); provided, that the aggregate amount of such required Capital Contribution may be no more than the minimum amount necessary to prevent a default, seizure or noncompliance of the type described in clauses (i), (ii) and (iii) of this paragraph.

5.5 Meetings of Management Committee. The Members agree as follows:

(a) Schedule. The Management Committee shall hold regular meetings no less frequently than once every calendar quarter on such dates and at such times as shall be agreed to in advance by the Representatives. Each Representative, or alternate in the absence of the Representative, may call a special meeting of the Management Committee from time to time as it deems appropriate. A Member may call a special meeting of the Management Committee by giving written notice and providing an agenda for such meeting to the other Members not less than five Business Days prior to such meeting, provided that the business matters to be acted upon at any such special meeting shall be limited to the matters included on such agenda.

(b) Conduct of Business. The Management Committee shall conduct its meetings in accordance with such rules as it may from time to time establish and the secretary shall keep minutes of its meetings and issue resolutions evidencing the actions taken by it. Upon the request of any Member, the secretary shall provide such Member with copies of such minutes and resolutions. Representatives or, in the absence of a Representative, their alternate, may attend meetings and vote either in person or through duly authorized written proxies. Unless otherwise agreed, all meetings of the Management Committee shall be held at the principal office of the Company or by conference telephone or similar means of communication by which all Representatives and their alternates can participate in the meeting. Any action of the Management Committee may be taken without a meeting by unanimous written consent of the Representatives or, in the absence of one or more Representatives, their alternates on the Management Committee.

(c) Quorum. At meetings of the Management Committee, the Representative or alternate designated for each Member entitled to designate a Representative must be present in person, by conference telephone or by written proxy and entitled to vote in order to constitute a quorum for the transaction of business for purposes of considering matters under Section 5.4; provided, however, that following the Voting Change Date, if any Member’s Representative or alternate fails to attend at least two consecutive attempted meetings (including special meetings), only the Representative(s) of the Member or Members holding a Super-Majority of Percentage Interests must be present in person, by conference telephone or by written proxy and entitled to vote in order to constitute a quorum for the transaction of business for purposes of considering only those matters under Section 5.4 that were included on the agenda for the two attempted meetings immediately preceding such meeting; provided, further, that any agenda items requiring unanimous consent under this Agreement shall require the presence in person, by conference telephone, or by written proxy of all Representatives to constitute a quorum for the transaction of such business. For the purposes of this Section 5.5(c) an “attempted meeting” means a meeting duly called pursuant to Section 5.4(a) for which a quorum was not present.

5.6 Remuneration. Any Representative and alternate employed by a Member shall receive no compensation from the Company for performing his/her services in such capacity. Each Member shall be responsible for the payment of the salaries, benefits, retirement allowances and travel and lodging expenses for its Representative and alternate.

5.7 Individual Action by Members. No Member, solely by reason of its status as such, has any right to transact any business for the Company or any authority or power to sign for or bind the Company unless such power or authority has been expressly delegated to such Member in accordance with this Agreement; provided, however, that with respect to the enforcement of the Company’s rights under any contract between the Company and a Member or an Affiliate of a Member, any and all actions necessary to enforce the Company’s rights thereunder shall be taken exclusively by the Members who are not, or whose Affiliate is not, party to such contract. Further, each Member shall have the right to participate in audits by the Company of the Affiliates of another Member which audits are made pursuant to contracts between the Company and such Affiliates.

5.8 Special Rights of Preferred Interest Member. Notwithstanding any provision in this Agreement to the contrary, for so long as any portion of the WFSG Sub Note remains outstanding, the Preferred Interest Member shall have the right to cause the Company to enforce any of the Company’s rights and remedies with respect to the WFSG Sub Note (including pursuant to any guaranty thereof), whether provided for in the WFSG Sub Note, any such guaranty or pursuant to applicable Law.

ARTICLE 6

INDEMNIFICATION; LIMITATIONS ON LIABILITY

6.1 Indemnification by the Company.

(a) Indemnification. The Company shall indemnify and hold harmless each Member, each Representative, the alternates of each Representative, and the officers of the Company (each individually, a “Company Indemnitee”) from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts actually and reasonably incurred by such Company Indemnitee and arising from any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative or other, including any appeals, to which a Company Indemnitee was or is a party or is threatened to be made a party (collectively, “Liabilities”), arising out of or incidental to the business of the Company or such Company Indemnitee’s status as a Member, Representative or alternate of a Representative or an officer of the Company; provided, however, that the Company shall not indemnify and hold harmless any Company Indemnitee for any Liabilities which are due to actual fraud or willful misconduct of such Company Indemnitee.

(b) Rights of Company Indemnitee. Reasonable expenses incurred by a Company Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Company Indemnitee to repay such amounts if it is ultimately determined that such Company Indemnitee is not entitled to be indemnified as authorized in this Section 6.1. The indemnification provided by this Section 6.1 shall inure solely to the benefit of the Company Indemnitee and his heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

6.2 Indemnification by the Members. Each Member shall indemnify and hold harmless the Company, the other Members and their respective Representatives and alternates and the officers of the Company (each individually, a “Member Indemnitee”) for any and all Liabilities actually and reasonably incurred by such Member Indemnitee solely as a result of the actual fraud or willful misconduct of such Member, its Representatives and alternates or any officer of the Company employed by such Member or its Affiliates.

6.3 Defense of Action. Promptly after receipt by a Company Indemnitee or a Member Indemnitee (either, an “Indemnified Party”) of notice of any pending or threatened claim, demand, action, suit, proceeding or investigation made or instituted by a Person other than another Indemnified Party (a “Third Party Action”), such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against a Person providing indemnification pursuant to Sections 6.1 or 6.2 (“Indemnifying Party”), give notice thereof to the Indemnifying Party. The Indemnifying party, at its own expense, may elect to assume the defense of any such Third Party Action through its own counsel on behalf of the Indemnified Party (with full right of subrogation to the Indemnified Party’s rights and defenses). The Indemnified Party may employ separate counsel in any such Third Party Action and participate in the defense thereof; but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the

Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such Third Party Action on behalf of the Indemnified Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Parties, and such fees shall be designated in writing by the Indemnified Parties. All fees and expenses for any such separate counsel shall be paid periodically as incurred. The Indemnifying Party shall not be liable for any settlement of any such Third Party Action effected without its consent unless the Indemnifying Party shall elect in writing not to assume the defense thereof or fails to prosecute diligently such defense and fails after written notice from the Indemnified Party to promptly remedy the same, in which case, the Indemnified Party without waiving any rights to indemnification hereunder may defend such Third Party Action and enter into any good faith settlement thereof without the prior written consent from the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any such Third Party Action unless such settlement includes an unconditional release of the Indemnified Party from all Liabilities that are the subject of such Third Party Action. The Members agree to cooperate in any defense or settlement of any such Third Party Action and to give each other reasonable access to all information relevant thereto. The Members will similarly cooperate in the prosecution of any claim or lawsuit against any third party. If, after the Indemnifying Party elects to assume the defense of a Third Party Action, it is determined pursuant to the dispute resolution procedures described in Section 13.11 that the Indemnified Party is not entitled to indemnification with respect thereto, the Indemnifying Party shall discontinue the defense thereof, and if any fees or expenses for separate counsel to represent the Indemnified Party were paid by the Indemnifying Party, the Indemnified Party shall promptly reimburse the Indemnifying Party for the full amount thereof.

6.4 Limited Liability of Members. To the fullest extent permitted by applicable Law, no Member shall be personally liable for any debts, liabilities or obligations of the Company; provided, that each Member shall be responsible (i) for the making of any Capital Contribution required to be made to the Company by such Member pursuant to the terms hereof and (ii) for the amount of any distribution made to such Member that must be returned to the Company pursuant to the Delaware Act.

6.5 Waiver of Duties.

(a) Each Member acknowledges its express intent, and agrees with the other Member, for the benefit of the Representatives, that to the fullest extent permitted by applicable Law: (i) the only fiduciary or other duties or obligations, if any, that any Representative will owe in their capacity as a Representative will be to the Member that appointed such Representative to serve in that capacity, and the nature and extent of those duties and obligations and the liabilities resulting from any breach thereof constitute an internal governance affair of Member; and (ii) no Representative will, under this Agreement, the Delaware Act or otherwise, owe in his capacity as a Representative, or be personally liable for monetary damages for any breach of, any fiduciary or other duties or obligations, including any obligation of good faith and fair dealing, to the Company, any other Member or any of their respective Affiliates or any other Representative.

(b) With respect to any vote, consent or approval (or failure to vote, consent or approve) at any meeting of the management committee or otherwise under this Agreement, each Representative or each Member, as the case may be, may grant or withhold such vote, consent or approval: (i) in its sole and absolute discretion, (ii) with or without reasonable cause, (iii) subject to such conditions as it shall deem appropriate and (iv) without taking into account the interests of, and without incurring liability to, the Company, any other Member or Representative, or any officer or employee of the Company (other than, in the case of each Representative, the Member appointing such Representative). THE PROVISIONS OF THIS SECTION 6.5 SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

ARTICLE 7

OPERATION OF COMPANY

7.1 Operating Member; Authority. The Members hereby appoint WFSG Sub to act as the Operating Member subject to Section 7.5, and WFSG Sub accepts such appointment and agrees to act in such capacity subject to Section 7.5. Except pursuant to Section 5.4 or as otherwise expressly provided in this Agreement (with regard to those matters which must be approved by the Management Committee or the Preferred Interest Member), all powers of the Company are vested in and will be exercised by or under the authority of, and the business and affairs of the Company will be managed under the direction of, the Operating Member, which power and authority shall include the power and authority to manage and direct:

(a) the day-to-day operation of the Company and the managerial and administrative duties relating thereto, including the operation, maintenance and repair of the Gathering Systems;

(b) subject to Section 5.4 (including the voting requirements with respect to certain transactions with Affiliates set out in Schedule 5.4(b)), entering into contracts in the ordinary course of business relating to the operations of the Company, except for (i) agreements for the Company to perform gathering services that provide for aggregate payments to any one Person in excess of $10 million and (ii) any other contracts that provide for aggregate payments to any one Person in excess of $5 million;

(c) subject to Sections 11.1, 11.2(a) and 11.2(b), the preparation of financial statements of the Company and the engagement and supervisions of external auditors and accountants;

(d) subject to Section 11.2(c) and 11.2(d), the preparation and submission to the Management Committee of an Operating Budget and a Growth Capital Budget for each succeeding year;

(e) subject to Section 11.2(c), causing the Company to make Operating Expenditures during a year in aggregate amount up to 10% in excess of the Operating Budget for such year;

(f) subject to Section 11.2(d), causing the Company to make Growth Capital Expenditures in aggregate amount up to 10% in excess of the Growth Capital Budget for such year, including making calls on Members for Capital Contributions to fund such Growth Capital Expenditures, except for individual (or a series of related) Capital Growth Expenditures in excess of $5 million;

(g) causing the Company to undertake or perform, or to engage any Person to undertake or perform any environmental remediation or compliance activities, except for environmental remediation or compliance activities for which APL Sub or any of its Affiliates are responsible pursuant to their indemnification obligations under the Formation Agreement;

(h) causing the Company to obtain and maintain insurance, as determined from time to time, in cooperation with the other Member, to be necessary or appropriate to insure the Company, its businesses and its Members against Liabilities;

(i) administering the Transition Services Agreement on behalf of the Company; and

(j) causing the Company to contribute the ATN Assets to the Surviving Company and causing the Company to change the name of APL Ohio from “Atlas Pipeline Ohio, LLC” to a new name and/or to cause such entity to re-domesticate from Pennsylvania to Delaware.

Any action taken (or authorized) by the Operating Member shall not require any further action, approval or consent of the Members or the Management Committee, except solely to the extent provided under Section 5.4 or as otherwise expressly provided in this Agreement. To the extent that any action requiring authorization by the Management Committee is approved in accordance with the provisions of Section 5.4, the Operating Member shall be deemed to be authorized to take such actions as may be necessary (or which the Operating Member, in its good faith believes is required) to implement or carry out the intent of the Management Committee relative to such authorized actions. The Management Committee may from time to time re-determine the authority delegated to the Operating Member pursuant to this Section 7.1 by a unanimous resolution of the Representatives, and without any further requirement to amend or modify this Agreement.

7.2 Expenses.

(a) The Operating Member shall be reimbursed for all direct charges incurred or payments actually made by the Operating Member, acting in such capacity (including amounts paid to Affiliates of the Operating Member), to the extent such charges are included in the amounts in any approved Operating Budget, approved Growth Capital Budget or other approved Growth Capital Expenditures (the “Direct Charges”).

(b) As reimbursement for all expenses other than Direct Charges allocable to the Company or otherwise incurred by a Member in connection with the discharge of duties under this Agreement in connection with the operations of the Company, the Company shall pay the Operating Member a monthly rate of $133,000 (the “Operating Fee”) for the balance of calendar year 2009 and prorated for any partial month, which amount shall be paid each month beginning on the first day of the first month after the Closing Date. The Operating Fee shall be netted against any amounts paid to Atlas America (or its Affiliate) pursuant to the Transition Services Agreement. Unless otherwise adjusted by the Management Committee following its evaluation of the Operating Fee in connection with the Operating Budget approval cycle, the Operating Fee will be increased to a rate of $2.2 million annually for the year beginning January 1, 2010, which amount shall be paid in twelve equal monthly payments beginning on January 1, 2010.

(c) Commencing with January 1, 2012, the Operating Fee shall be adjusted every other year as of the first day of January of such alternate year in connection with the Operating Budget approval cycle, and such amounts shall continue to be payable by the Company during each year in twelve equal monthly payments beginning on January 1 of each year; provided, however, that any such adjustment shall require the unanimous approval of the Management Committee. If the Management Committee fails to approve an adjustment in the Operating Fee in accordance with the terms of this Section 7.2(c), then the Operating Fee shall be adjusted as of the first day of January of such alternate year for which the Management Committee fails to approve any such adjustment by multiplying the Operating Fee currently in use by the percentage increase or decrease, if any, in the GDPCP Index over the prior year for which information is then available by each year. This percentage adjustment shall be calculated based upon the most recent quarterly publication of the GDPCP Index published and available and shall be compared to the quarterly publication of the GDPCP Index for the same quarter of the prior calendar year. If the GDPCP Index ceases to be published, then it shall be replaced with the IPD Index. If both the GDPCP Index and the IPD Index cease to be published, then the Management Committee shall within thirty (30) days of written notice thereof from the Operating Member negotiate a replacement index. The adjusted Operating Fee shall be the Operating Fee currently in use, plus or minus the computed adjustment.

(d) In connection with the Operating Budget approval cycle, the Operating Member shall be entitled to request an increase in the Operating Fee.

(e) In the event the Non-Operating Member becomes the Operating Member pursuant to Section 7.5, the new Operating Member shall from that time forward be entitled to receive the Operating Fee.

(f) All amounts due to the Operating Member under this Section 7.2 shall be paid within 25 days of Operating Member’s monthly invoice.

7.3 Accounts and Other Matters

(a) Accounts. The Operating Member shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with such financial institutions and firms it may determine. The Company may not commingle the Company’s funds with the funds of any Member or any other Person. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

(b) Certain Additional Undertakings.

(i) Separateness Generally. The Operating Member shall cause the Company to conduct its business and operations in accordance with this Section 7.3(b).

(ii) Separate Records. Subject to the provisions of Article 11, the Operating Member shall cause the Company to: (A) maintain the Company’s books and records and its accounts separate from those of any other Person, (B) maintain Company’s financial records, which will be used by it in the ordinary course of business, showing its assets and liabilities separate and apart from those of any other Person, except its consolidated subsidiaries, (C) not have Company’s assets and/or liabilities included in a consolidated financial statement of any Affiliate of the Company unless appropriate notation shall be made on such Affiliate’s consolidated financial statements to indicate the separateness of the Company and its assets and liabilities from such Affiliate and the assets and liabilities of such Affiliate, and to indicate that the assets and liabilities of the Company are not available to satisfy the debts and other obligations of such Affiliate, and (D) file the Company’s own tax returns separate from those of any other Person, except (I) to the extent that the Company (x) is treated as a “disregarded entity” for tax purposes or (y) is not otherwise required to file tax returns under applicable Law or (II) as may otherwise be required by applicable Law.

(iii) Separate Assets. The Operating Member shall cause the Company to not commingle or pool the Company’s funds or other assets with those of any other Person, and to maintain its assets in a manner that is not costly or difficult to segregate, ascertain or otherwise identify as separate from those of any other Person.

(iv) No Effect. Failure by the Operating Member or the Company to comply with any of the obligations set forth above shall not affect the status of the Company as a separate legal entity, with its separate assets and separate liabilities or restrict or limit the Company from engaging or contracting with any Member or any of their Affiliates for the provision of services or the purchase or sale of products.

7.4 Practices of the Operating Member. The Operating Member shall exercise the Operating Member’s powers and rights, and discharge the Operating Member’s duties under this Agreement in accordance with the following: (a) the requirements of this Agreement; (b) in accordance with practices generally acceptable for an experienced and prudent operator engaged in a similar activity under similar circumstances of the natural gas gathering industry; (c) all applicable Laws and regulations, including environmental standards in effect from time to time, and any other applicable rules and requirements of Governmental Authorities; (d) the contractual obligations and undertakings of the Company, as the same may be amended from time to time; and (e) honestly, in good faith and in the reasonable interests of the Company; provided, however, that in the event of a conflict among any of the foregoing, the most stringent requirement on the Operating Member shall prevail; and provided, further, that the Operating Member shall not deemed to be in breach of this Section 7.4 if, with respect to clauses (c) and (d) only, the Operating Member commits any nonmaterial violation or default that does not adversely affect the Company in a material manner.

7.5 Replacement of the Operating Member. If WFSG Sub (a) as Operating Member is in Default pursuant to Section 9.1 or (b) ceases to hold a Percentage Interest of at least 34%, then APL Sub, as long as it is not in Default under this Agreement, shall become the Operating Member and assume all the rights and responsibilities of the Operating Member provided for in this Agreement; provided, however, that nothing in this Section 7.5 shall be deemed to affect the rights of the former Operating Member as a Member under this Agreement.

ARTICLE 8

TRANSFER AND ISSUANCE OF INTERESTS

8.1 Restrictions on Transfer. The Members agree as follows:

(a) General. Except as provided in this Article 8, a Member may not sell, assign, transfer, convey, merge, consolidate, reorganize, exchange or otherwise dispose, directly or indirectly (through the sale of equity interests in a direct or indirect parent entity or otherwise), whether voluntary or involuntary or by operation of Law (“Transfer”), all or any part of such Member’s Interest; provided, that the foregoing restriction shall not preclude or limit a Member’s ability to mortgage, pledge, encumber or create or suffer to exist any pledge, lien, charge or encumbrance upon, security interest or participation in, or trust in respect of all or any part of such Member’s Interest. Any attempted Transfer of an Interest, other than in strict accordance with this Article 8, shall be, and is hereby declared, null and void ab initio. The rights and obligations constituting an Interest may not be separated, divided or split from the other attributes of an Interest except as contemplated by the express provisions of this Agreement. The Members agree that a breach of the provisions of this Article 8 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Article 8 may be enforced by specific performance pursuant to Section 13.11.

(b) Certain Prohibited Transfers. No Member shall Transfer all or any part of its Interest if such Transfer (i) (either considered alone or in the aggregate with prior Transfers by the same Member or any other Member) would result in the termination of the Company for federal income tax purposes; (ii) would result in a violation of the Delaware Act or any other applicable Laws; or (iii) would result in a Default hereunder or termination of an existing financial agreement to which the Company is a party or in the acceleration of debt thereunder.

(c) Defaulting Members. No Defaulting Member may Transfer any of its Interest except with the consent of the Non-Defaulting Member and subject to Section 9.2(a).

8.2 Possible Additional Restrictions on Transfer

(a) General Restriction. Except as provided in Section 8.2(b) below, a Member may not Transfer all or any part of such Member’s Interest except by complying with all of the following requirements: (i) such Transfer occurs after the earlier of (x) the fifth anniversary of the date of this Agreement and (y) such time as the WFSG Sub Note is retired, subject to Section 8.1; provided, however, that under no circumstances (other than as provided in Section 8.2(b)) may such Transfer occur before the second anniversary of the date of this Agreement; (ii) such Member must obtain the express written consent of the other Member, which consent may be granted or withheld by any such other Member in its absolute discretion, except as permitted under Section 8.2(d); and (iii) such Member must offer such other Member the right to acquire such Interest in accordance with Section 8.2(d).

(b) Permitted Transfers. Upon written notice to the other Member and without triggering any rights under Section 8.2(d) or requiring the consent of such other Member, a Member may Transfer all or any part of its respective Interest, subject to Section 8.1(b) (other than Section 8.1(b)(i)) and Section 8.1(c), as follows (each, a “Permitted Transfer”):

(i) any Transfer to a Related-Party Parent of such Member or one or more Persons wholly owned or controlled directly or indirectly by such Related-Party Parent;

(ii) any Transfer to any Person that is controlled by the Member or a Related-Party Parent of such Member; provided, however, that (A) such Transfer may only be made indirectly to such Person, (B) neither such Person nor any member of such Person’s consolidated group for financial accounting purposes is primarily engaged in one or more of the following businesses, the exploration, production, gathering and transportation of hydrocarbons or the processing of natural gas and (C) such Person is not listed on Schedule 8.2(b) hereto;

(iii) any Transfer to one or more Persons in connection with the Transfer of any assets, including equity securities, in which (A) the Member’s entire Interest is being transferred and (B) such Interest does not represent more than 15% of the fair market value of the assets being transferred concurrently by the Parent of such Member;

(iv) any Transfer resulting from any issuance, sale or other transfer of equity by any Related-Party Parent of a Member, whether by merger, consolidation or otherwise; or

(v) any Transfer resulting from the sale of all or substantially all of the assets of a Member’s Parent.

Notwithstanding the foregoing, no Transfer of WFSG Sub’s Interest to a Related-Party Parent or wholly owned subsidiary thereof shall be a Permitted Transfer unless WFSG Sub concurrently assigns the WFSG Sub Note to such Related-Party Parent or subsidiary thereof.

(c) Possible Additional Restrictions on Transfer. Notwithstanding anything to the contrary contained in this Agreement, in the event of (i) the enactment (or imminent enactment) of any legislation, (ii) the publication of any temporary or final Regulation, (iii) any ruling by the Internal Revenue Service or (iv) any judicial decision that in any such case, in the opinion of counsel, would result in the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to being taxed as an entity for federal income tax purposes, this Agreement shall be deemed to impose such restrictions on the Transfer of a Member’s Interest as may be required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise being taxed as an entity for federal income tax purposes, and the Members thereafter shall amend this Agreement as necessary or appropriate to impose such restrictions.

(d) Right of First Refusal

(i) Procedure. If a Member at any time desires to consummate a bona fide transaction that will result in the Transfer of all or a portion of its Interest (whether or not the proposed Transfer is to another Member), then such Member (the “Offering Member”) shall promptly give notice thereof (the “Offer Notice”) to the Company and the other Members; provided, however, that this Section 8.2(d)(i) shall not apply to a Permitted Transfer. The Offer Notice shall set forth all relevant information with respect to the proposed Transfer, including the name and address of the prospective acquirer, the precise Interest that is the subject of the Transfer (the “Marketed Interest”), the price to be paid for such Marketed Interest and any other terms and conditions of the proposed Transfer, including an execution copy of the agreement pursuant to which the proposed Transfer is to take place (the “Proposed Transfer Agreement”). The other Member (the “Non-Offering Member”) shall have the right of first refusal (“Right of First Refusal”) to acquire, for the same purchase price, as set forth in the Offer Notice, and on terms and provisions that are not less favorable to the Offering Member than the terms and provisions contained in the Proposed Transfer Agreement, such Marketed Interest; provided, further, that if the purchase price to be paid to the Offering Member pursuant to the proposed Transfer is not entirely in cash, the purchase price for the Non-Offering Member shall be the sum of (A) the cash portion of the purchase price, (B) in the case of any marketable securities constituting part of such purchase price, the volume-weighted average closing price of any such marketable securities over the 20 trading days immediately preceding the date of the Offer Notice, and (C) in the case of any part of the purchase price not constituting cash or marketable securities, the fair market value of such part of the purchase price determined in good faith by the Management Committee. The Non-Offering Member shall have the right (but not the obligation) to acquire the Marketed Interest. If the Non-Offering Member wishes to exercise the Right of First Refusal, the Non-Offering Member must provide notice of its election (the “Election Notice”), to the Offering Member within 30 days of receipt by the Non-Offering Member of the Offer Notice (the “Election Period”), or the Non-Offering Member shall be deemed to have waived its Right of First Refusal for the subject Transfer, but not any Right of First Refusal for future Transfers. Upon receipt of the Election Notice by the Offering Member, the Members shall negotiate in good faith and enter into a definitive agreement with respect to the transaction specified by the Non-Offering Member in the Election Notice and consummate such transaction within 90 days of receipt of the Offer Notice by the Non-Offering Member. If the Members do not consummate the transaction specified in the Election Notice within such 90-day period, the Non-Offering Member shall be deemed to have waived its Right of First Refusal.

(ii) Waiver of Right of First Refusal. If the Right of First Refusal is deemed waived pursuant to Section 8.2(d)(i), the Offering Member shall have the right, subject to compliance with the provisions of Sections 8.1 and 8.2, to market, offer, negotiate and consummate the Transfer of the Marketed Interest described in the Offer Notice to a third party for a period of 120 days after the expiration of the Election Period; provided, however, that the Offering Member may not consummate any such Transfer to a third party unless (x) the acquisition consideration to be paid by such third party is at least equal in value to the consideration set forth in the Offer Notice and (y) the other terms and provisions of such sale are substantially identical to, and not more favorable to such third party than, the terms and provisions contained in the Proposed Transfer Agreement. If, however, the Offering Member is unable to consummate the Transfer of the Marketed Interest to a third party within the 120-day period following expiration of the Election Period, the proposed Transfer shall again become subject to the Right of First Refusal in Section 8.2(d)(i).

(iii) Applicability of Transfer Restrictions. All transfers pursuant to this Section 8.2(d) must comply with the restrictions on transfers set forth in Section 8.1 (other than Section 8.1(b)(i)) and Section 8.2.

8.3 Restriction on Preferred Distribution Rights. Notwithstanding any provision in this Agreement to the contrary, the Preferred Distribution Rights and any other rights expressly designated in this Agreement as being rights of the Preferred Interest Member shall not be Transferred by the Preferred Interest Member.

8.4 Documentation; Validity of Transfer. No purported transfer of a Member’s Interest shall be effective as to the Company or the other Members unless and until the applicable provisions of Sections 8.1 and 8.2 have been satisfied and such other Members have received a document in a form acceptable to such other Members executed by both the transferring Member (or its legal representative) and the transferee. Such document shall include: (i) the notice address of the transferee, (ii) such transferee’s express agreement in writing to be bound by all of the terms and conditions of this Agreement with respect to the Interest being transferred, (iii) the Interests of the transferring Member and the transferee after the transfer and (iv) representations and warranties from both the transferring Member and the transferee that the transfer was made in accordance with applicable Law (including state and federal securities Laws) and the terms and conditions of this Agreement. Each transfer shall be effective against the Company and the other Members as of the first Business Day of the calendar month immediately succeeding the Company’s receipt of the document required by this Section 8.4, and the applicable requirements of Sections 8.1 and 8.2 have been met. A transferee of an Interest shall only the right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions until such time as such transferee is admitted as a substituted Member pursuant to Section 8.5.

8.5 Substituted Members. Upon compliance with the provisions of Section 8.4, as of the effectiveness of any transfer of an Interest permitted under this Agreement, (i) any transferee acquiring the Interest of a Member shall be deemed admitted as a substituted Member with respect to the Interest transferred, and (ii) such substituted Member shall be entitled to the rights and powers and subject to the restrictions and liabilities of the transferring Member with respect to the Interest so acquired; provided, that no purported transfer of an Interest in violation of the terms of this Agreement (including any transfer occurring by operation of Law) shall vest the transferee with any rights, powers or privileges hereunder, and no such purported transferee shall be deemed a Member hereunder for any purposes or have any right to vote or consent with respect to Company matters, to inspect Company records, to maintain derivative proceedings, to maintain any action for an accounting or to exercise any other rights of a Member hereunder or under the Delaware Act.

8.6 Covenant Not to Withdraw or Dissolve. Notwithstanding any provision of the Delaware Act, each Member hereby agrees that it has entered into this Agreement based on the expectation that all Members will continue as Members and carry out the duties and obligations undertaken by them hereunder. Except as otherwise expressly required or permitted hereby, each Member hereunder covenants and agrees not to (i) take any action to file a certificate of dissolution or its equivalent with respect to itself, (ii) take any action that would cause a Bankruptcy of such Member, (iii) withdraw or attempt to withdraw from the Company, except as otherwise expressly permitted by this Agreement or the Delaware Act, (iv) exercise any power under the Delaware Act to dissolve the Company, (v) transfer all or any portion of its Interest, except as expressly provided herein, or (vi) demand a return of such Member’s Capital Contributions or profits (or a bond or other security for the return of such contributions or profits), in each case without the consent of the other Members.

ARTICLE 9

DEFAULT

9.1 Events of Default. If any of the following events occurs (each, an “Event of Default”):

(a) the Bankruptcy, insolvency, dissolution, liquidation, death, retirement, resignation, termination, expulsion of a Member or the occurrence of any other event under the Delaware Act which terminates the continued membership of a Member in the Company;

(b) all or any part of the Interest of a Member is seized by a creditor of such Member, and the same is not released from seizure or bonded out within 30 days from the date of notice of seizure;

(c) a Member (i) fails to provide any Capital Contribution as required by Article 3; provided, however, that the failure of a Member to make any Capital Contribution in connection with a Growth Capital Project shall not be a Monetary Default pursuant to this Section 9.1(c)(i); provided further however, that following the Voting Change Date, in the event the adoption or amendment of the annual Operating Budget or the annual Growth Capital Budget is not unanimously approved by the Management Committee (a “Non-Consent Budget”), the non-approving Member (the “Non-Approving Member”) that fails to provide any Capital Contribution as required by Article 3 with respect to such Non-Consent Budget (other than Capital Contributions required in connection with an emergency) shall not be, subject to Section 9.2, in Default for any purpose under this Agreement, (ii) fails to indemnify or reimburse the other Member for the liabilities and obligations as set forth in this Agreement, (iii) fails to perform or fulfill when due any other material financial or monetary obligation imposed on such Member in this Agreement, (iv) with respect to WFSG Sub only, subject to Sections 9.2(c)(iii), 9.2(c)(iv) and 9.2(c)(v), any failure by WFSG Sub to make any principal or interest payment required under the WFSG Sub Note (each of the foregoing, a “Monetary Default”) or (v) fails to indemnify or reimburse the other Member or a Person affiliated with such Member in accordance with Articles 8, 10 or 11 of the Formation Agreement for the liabilities and obligations provided therein that have been Initially Determined, and, in each of the foregoing cases, such failure continues for 15 days;

(d) a Member defaults or otherwise fails to perform or fulfill any material covenant, provision or obligation (other than financial or monetary obligations, which are covered in Section 9.1(c)) under this Agreement or any agreement relating to borrowed money to which the Company is a party and such failure continues for 30 days or such shorter period as may be specified for a default under such agreement relating to borrowed money;

(e) a Member transfers or attempts to transfer all or any portion of its Interest in the Company other than in accordance with the terms of this Agreement; or

(f) with respect to the Operating Member, it is determined that the Operating Member has engaged in fraud, willful misconduct or gross negligence in the performance of its duties with respect to the Company or in the exercise of its authority under Sections 7.1 and 7.4 of this Agreement, and such determination shall have become final and nonappealable;

then a “Default” hereunder shall be deemed to have occurred and the Member with respect to which one or more Events of Default has occurred shall be referred to as the “Defaulting Member,” and the other Members shall be referred to as “Non-Defaulting Members.”

9.2 Consequences of Default. The Members agree as follows:

(a) Forfeiture of Rights. Notwithstanding anything contained herein to the contrary, a Defaulting Member who is in default pursuant to Sections 9.1(a) or 9.1(b) shall forfeit all rights as a Member, including all rights under Article 5, other than the right to receive its Percentage Interest of the Company’s profits, losses, allocations and distributions. Any Transfer by such a Defaulting Member of all or a portion of its Interest, whether permitted under Article 8 or otherwise, shall be effective only with respect to the right to receive the Percentage Interest of the Company’s profits, losses, allocation and distribution to which such Interest or portion thereof transferred is entitled.

(b) Suspension of Distributions in the case of Monetary Default. No distribution shall be made to any Defaulting Member who is in Monetary Default pursuant to Sections 9.1(c)(i) through (iii). The Defaulting Member shall also compensate the Non-Defaulting Members and/or the Company for losses, damages, costs and expenses resulting directly or indirectly from such Monetary Default. If the Defaulting Member shall dispute whether an Event of Default has occurred, or the amount of the loss, damage, cost or expense incurred by the Non-Defaulting Members and/or the Company as a consequence of a Monetary Default, the matter shall be submitted promptly to the dispute resolution procedure provided for in Section 13.11 hereof.

(c) Options of Non-Defaulting Members. In the event of the occurrence of an Event of Default, the Non-Defaulting Member may take one or more of the following actions:

(i) cure the Default and cause the cost of such cure to be charged against a special loan account established for the Defaulting Member until the entire amount of such cost plus interest at the Default Rate on the unpaid balance in accordance with Section 3.2 shall have been recovered by the Non-Defaulting Member from any subsequent distributions made pursuant to this Agreement to which the Defaulting Member would otherwise have been entitled, which amounts shall be paid first as interest and then principal, until the cost is paid in full;

(ii) exercise any other rights and remedies available at law or in equity, subject to Section 13.11;

(iii) in the case of a Default under Section 9.1(c)(v), WFSG Sub shall have (A) the option of recouping all or a portion of the amounts reimbursable or indemnified under the Formation Agreement by reducing the principal amount on the WFSG Sub Note pursuant to section 1.4.2 thereof or (B) the right to withhold or deduct all or a portion of the amounts reimbursable or indemnified under the Formation Agreement from one or more interest payments that would otherwise be made to the payee under the WFSG Sub Note pursuant to section 1.2 thereof; provided, that in each case, prior to exercise of such option for recoupment or right of setoff, WFSG Sub shall deliver or cause to be delivered written notice to APL Sub at least 15 days prior to the date on which WFSG Sub intends to exercise such option or right; and, provided, further, that if it is later finally determined and nonappealable that WPZ Sub (or its Affiliate) was not entitled to any portion of the Indemnity Claim Amount subject to such recoupment or setoff, WFSG Sub shall promptly reimburse APL Sub (or cause APL Sub to be reimbursed) the amount of such portion to which it was not entitled plus annualized interest on such amount at the Default Rate from the date of such recoupment or setoff to the date of reimbursement to APL Sub; provided, further, the Members agree that no pre-judgment interest or similar interest, which otherwise may be available under statutory or common law, will be payable on such reimbursed amounts.

(iv) in the case of a Default under Section 9.1(c)(v), and the amounts reimbursable or indemnified under the Formation Agreement exceed the outstanding principal amount on the WFSG Sub Note (as a result of reductions in such principal amount pursuant to Section 9.2(c)(iii)) or if the remedies under Section 9.2(c)(iii) are otherwise not available (other than as a consequence of the repayment of the WFSG Sub Note except for mandatory pre-payments under Section 3.2(c)), WFSG Sub shall also have the option (a “Default Adjustment Option”) to adjust the Capital Account of APL Sub (and of any Affiliate of APL Sub that is also a Member) downward by the amount of any such past due indemnity or reimbursement payments (a “Default Adjustment”); provided, however, that WFSG Sub shall only have the right to exercise the Default Adjustment Option if (A) the relevant indemnification claim is made prior to the expiration of the applicable survival period under the Formation Agreement and (B) WFSG Sub has delivered written notice to APL Sub at least 15 days prior to the date upon which WFSG Sub intends to exercise such Default Adjustment Option. The Capital Account of APL Sub (or its Affiliate) shall be adjusted in accordance with Section 3.4, and, following such adjustment, each Member’s Percentage Interest shall be recalculated in accordance with this Agreement as of the first day after the close of the taxable year in which such adjustment occurs; provided, that if it is later finally determined and nonappealable that WPZ Sub (or its Affiliate) was not entitled to any portion of the Indemnity Claim Amount subject to a Default Adjustment, the Capital Account of APL Sub (or its Affiliate) shall be adjusted back in accordance with Section 3.4, and, following such adjustment, each Member’s Percentage Interest shall be recalculated in accordance with this Agreement as of the first day after the close of the taxable year in which such adjustment occurs, and WFSG Sub shall promptly reimburse APL Sub (or cause APL Sub to be reimbursed) the amount of distributions to which it would have been entitled through such adjustment dated plus annualized interest on such amount at the Default Rate from the date of such recoupment or setoff to the date of reimbursement to APL Sub; provided, further, the Members agree that no pre-judgment interest or similar interest, which otherwise may be available under statutory or common law, will be payable on such reimbursed amounts; or

(v) in the case of a Default under Section 9.1(c)(v), the remedies under Section 9.2(c)(iii) and Section 9.2(c)(iv) are not available and the applicable Indemnity Claim Amount has been finally determined and is nonappealable, WFSG Sub shall have (A) the option of recouping all or a portion of the amounts reimbursable or indemnified under the Formation Agreement by reducing the amount that would otherwise be distributed to the Defaulting Member pursuant to this Agreement or (B) the right to withhold or deduct all or a portion of the amounts reimbursable or indemnified under the Formation Agreement from one or more distributions that would otherwise be distributed to the Defaulting Member pursuant to this Agreement; provided, that in each case, prior to exercise of such option for recoupment or right of setoff, WFSG Sub shall deliver or cause to be delivered written notice to APL Sub at least 15 days prior to the date on which WFSG Sub intends to exercise such option or right.

(d) In the event that a Non-Approving Member fails to meet any call for Capital Contributions to fund all or any portion of a Non-Consent Budget, the Capital Account of the other Member shall be increased by any Capital Contributions made to the Company by such other Member with respect to such call for Capital Contributions and the Percentage Interests of the Members shall be adjusted in accordance with this Agreement to be proportionate to the amounts of their respective Adjusted Contributions; provided, however, as provided in the definition of “Percentage Interest,” any such adjustment will be made, only on the first day after the close of each taxable year of the Company.

ARTICLE 10

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Company shall be dissolved upon the earliest to occur of the following:

(a) all or substantially all of the Company’s assets and properties have been sold and reduced to cash;

(b) the written consent of each Member; or

(c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

The Members expressly recognize the right of the Company to continue in existence upon the occurrence of an Event of Default specified in Section 9.1(a) unless the Non-Defaulting Members elect to dissolve the Company pursuant to this Section 10.1.

10.2 Liquidation. The Members agree as follows:

(a) Procedures. Upon dissolution of the Company, the Management Committee, or if there are no remaining Representatives or alternates, such Person as is designated by the Members (the remaining Management Committee or such Person being herein referred to as the “Liquidator”) shall proceed to wind up the business and affairs of the Company in accordance with the terms hereof and the requirements of the Delaware Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company Assets. This Agreement shall remain in full force and effect during the period of winding up.

(b) Distributions. In connection with the winding up of the Company, the Company Assets or proceeds thereof shall be distributed as follows:

(i) to the Preferred Interest Member, the WFSG Sub Note (and any guaranty thereunder) shall be distributed in-kind in satisfaction of the Preferred Interest Member’s Preferred Distribution Rights to the extent any obligation under the WFSG Sub Note remains unsatisfied and no adjustment to the Capital Accounts shall result from such distribution of the WFSG Sub Note;

(ii) to creditors, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities to Members and former Members under Sections 18-601 and 18-604 of the Delaware Act;

(iii) to Members and former Members in satisfaction of liabilities for distributions under Sections 18-601 and 18-604 of the Delaware Act; and

(iv) all remaining Company Assets shall be distributed to the Members as follows:

(A) the Liquidator may sell any or all Company Assets, including to one or more of the Members (other than any Member in Default at the time of dissolution), and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with Article 4;

(B) with respect to all Company Assets that have not been sold, the fair market value of such Company Assets (as determined by the Liquidator using any method of valuation as it, using its best judgment, deems reasonable) shall be determined and the Capital Accounts of the Members shall be adjusted in accordance with Article 4 to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such Company Assets that have not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of such Company Assets for their fair market value on the date of distribution;

(C) Company Assets shall be distributed among the Members ratably (provided, that Retained Member Proceeds (and any interest with respect to such Retained Member Proceeds) shall be distributed to the Member with respect to which such Retained Member Proceeds were retained), in proportion to each Member’s positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs (other than those made by reason of this clause (C)); and in each case, those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation); and

(D) All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2(b)(iv). The distribution of Company Assets to a Member in accordance with the provisions of this Section 10.2(b)(iv) constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Interest and all the Company Assets.

(c) Capital Account Deficits; Termination. To the extent that any Member has a deficit in its Capital Account, upon dissolution of the Company such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute any amounts to the Company to bring the balance of such Member’s Capital Account to zero. Following the completion of the winding up of the affairs of the Company and the distribution of Company Assets, the Company shall be deemed terminated and the Liquidator shall file a certificate of cancellation in the Office of the Secretary of State of the State of Delaware as required by the Delaware Act.

ARTICLE 11

FINANCIAL MATTERS

11.1 Books and Records. The Operating Member shall cause the Company to maintain or cause to be maintained accurate and complete books and records, on the accrual basis, in accordance with GAAP (which, having been adopted, shall not be changed without the prior written consent of the Members), showing all costs, expenditures, sales, receipts, assets and liabilities and profits and losses and all other records necessary, convenient or incidental to recording the Company’s business and affairs; provided, however, that the Members’ Capital Accounts shall be maintained in accordance with Article 3. All of such books and records of the Company shall be open to inspection by each Member or its Representative at the inspecting Member’s expense at any reasonable time during business hours. A Member may, at its option and at its own expense upon thirty (30) days’ advance written notice to the Operating Member, conduct internal audits during reasonable business hours of the pertinent books, records and accounts of the Company, as well as relevant books of account of contractors and Affiliates of the Company, relating to operations performed pursuant to this Agreement or any related agreements; provided, however, that such audit rights may not be exercised more than once in any calendar year. The audit period may only cover the two (2) most recent years of the Company. Any Member so requesting an audit shall offer the other Members the opportunity to participate in such audit. Members electing to participate shall share in the expense of the audit and shall receive all information. Members not electing to participate may not separately request an audit prior to the time specified herein. Audits may be conducted by employees of the Member, or an Affiliate of the Member, or by independent auditors retained by the Member. Any audit issues shall be addressed within 60 days of receipt of notice and resolved within 60 days thereafter.

11.2 Financial Reports; Additional Financial Statements; Operating Budget; Annual Growth Capital Budget.

(a) Financial Reports. No later than 21 days following the last day of each calendar month, the Operating Member shall cause the Company to furnish each Member with a balance sheet, an income statement and a statement of cash flows for, or as of the end of such calendar month and the year-to-date period, including the last month of the calendar quarter. The Operating Member shall cause the Company to furnish each Member with audited financial statements no later than 75 days following the last day of each Fiscal Year, including a balance sheet, an income statement, a statement of cash flows, and a statement of changes in each Member’s Capital Account as of the end of the immediately preceding Fiscal Year. The Management Committee also may cause to be prepared or delivered such other reports as it may deem in its sole judgment, appropriate. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(a). Upon the reasonable request of any Member prior to the date such financial statements are furnished to the Members, the Operating Member shall provide such requesting Member with a reasonably current draft of such financial statements, and the Operating Member shall consider in good faith any comments received from such requesting Member in respect of any such drafts of financial statements; provided, that the Operating Member shall not be required to delay the furnishing of such financial statements by the dates provided in this Section 11.2(a) as result of any such requests or comments received. The Operating Member shall also cause the Company to make available to the Members and their auditors such access to its personnel and accounting information as may be reasonably required in connection with each such Member’s year end audit.

(b) Additional Financial Statements. Upon request of a Member, the Company will prepare and deliver to any such Member or its Parent all of such additional financial statements, notes thereto and additional financial information not prepared pursuant to Section 11.2(a) above as may be required in order for such Member or Parent to comply with its reporting requirements under (i) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder and (iii) any national securities exchange or automated quotation system, in each case, on a timely basis. All of such financial statements must be prepared in accordance with GAAP. The Company shall bear the costs of the preparation of the reports and financial statements referred to in this Section 11.2(b).

(c) Operating Budget. A copy of the Initial Operating Budget for the balance of the year ended December 31, 2009 is attached hereto as Schedule 11.2(c). No later than 60 days prior to December 31, 2009 and to the end of each subsequent fiscal year of the Company, the Operating Member shall prepare and submit to the Management Committee for approval an Operating Budget for the Company for the following fiscal year. In the event the Management Committee fails to approve any Operating Budget prior to the expiration of the preceding Operating Budget, the Management Committee shall be deemed to have approved an Operating Budget authorizing aggregate Operating Expenditures for the succeeding year of an amount equal to the prior year’s Operating Budget (or in the case of the year ended December 31, 2009, the annualized amount of the Initial Operating Budget), adjusted for any increase in the GDPCP Index. The Operating Member may incur Operating Expenditures on behalf of the Company in each year in an aggregate amount of up 10% in excess of the Operating Budget for such year without further approval from the Management Committee. In addition, in connection with any Qualified Growth Capital Project or External Volumes Growth Capital Project that is pursued in the Company, the Members agree that, as of the commercial in-service date of such project, the annual Operating Budget shall be increased, to the extent not already included in the annual Operating Budget, by the amount of the Operating Expenditures included in the calculation of the Qualified Rate of Return for such project, including the increase of a prorated amount for the year in which the commercial in-service date occurs.

(d) Annual Growth Capital Budget. A copy of the Initial Growth Capital Budget for the balance of the year ended December 31, 2009 is attached hereto as Schedule 11.2(d). No later than 60 days prior to December 31, 2009 and to the end of each subsequent fiscal year of the Company, the Operating Member shall prepare and submit to the Management Committee for approval a Growth Capital Budget for the following fiscal year. In the event the Management Committee fails to approve any Growth Capital Budget prior to the expiration of the preceding Growth Capital Budget, the Management Committee shall be deemed to have approved such Growth Capital Budget authorizing aggregate Growth Capital Expenditures for the succeeding year of an amount equal to the prior year’s Growth Capital Budget (or in the case of the year ended December 31, 2009, the annualized amount of the Initial Growth Capital Budget), adjusted for any increase in the GDPCP Index. The Operating Member may incur Growth Capital Expenditures on behalf of the Company in each year in an aggregate amount of up 10% in excess of the Growth Capital Budget for such year without further approval from the Management Committee. For the avoidance of doubt, a Member may propose a Growth Capital Project and the related Growth Capital Expenditures to be funded by Capital Contributions or otherwise for the approval of the Management Committee at any regular or special meeting of the Management Committee, whether or not such Growth Capital Expenditures were included in the Growth Capital Budget for such fiscal year.

11.3 Tax Matters. The Members agree as follows:

(a) Tax Matters Member. WFSG Sub shall be designated as the “Tax Matters Partner” pursuant to Code Section 6231(a)(7) and the Regulations promulgated thereunder (the “Tax Matters Member”). The Tax Matters Member shall be responsible for all tax compliance and audit functions related to federal, state, and local tax returns of the Company. The Tax Matters Member is specifically directed and authorized to take whatever steps such Member, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may be from time to time required. The Tax Matters Member shall not be liable to the Company or the Members for any act or omission taken or suffered by it in its capacity as Tax Matters Member in good faith in the belief that such act or omission is in accordance with the directions of the Management Committee; provided, that such act or omission is not in willful violation of this Agreement and does not constitute fraud or a willful violation of law.

(b) Information Request. Upon written request of the Tax Matters Member, the Company and each Member shall furnish to the Tax Matters Member, all pertinent information in its possession relating to the Company operations that is necessary to enable the Tax Matters Member to file all federal, state, and local tax returns of the Company.

(c) Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(i) to adopt the accrual method of accounting;

(ii) an election pursuant to Section 754 of the Code; and

(iii) any other election that the Management Committee may deem appropriate subject to Section 5.4.

It is the expressed intention of the Members hereunder to be treated as a partnership for federal and state tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

(d) Notices. The Tax Matters Member shall take such action as may be necessary to cause each Member to become a “notice partner” within the meaning of Section 6223 of the Code and shall inform each Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the tenth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity. The Tax Matters Member may not take any action contemplated by Sections 6222 through 6232 of the Code without a vote of the Management Committee in accordance with Section 5.4.

(e) Tax Information.

(i) To permit the timely preparation of Schedule K-1s by the Related Party Parent of any Member, (1) the Members will inform each other of the schedules (and changes in schedules) for provision of information suggested by their tax accountants, and consult in good faith with each other to coordinate such schedules and (2) the Tax Matters Member will use commercially reasonable efforts to provide information in a timeframe consistent with such schedules.

(ii) Without limiting the generality of the foregoing, the Tax Matters Member will use commercially reasonable efforts to provide drafts of federal partnership tax returns of the Company to the Members at least 30 days prior to the date the electronic return filing information is required to be provided to tax accountants with respect to the applicable Related Party Parent’s federal partnership tax returns according to the schedule. Any comments with regard to such drafts must be received by the Tax Matters Member within 15 days after such draft tax return was received by the Member. The Tax Matters Member will discuss and consider in good faith any comments by Members without regard to such drafts.

(iii) The Tax Matters Member will use commercially reasonable efforts to provide monthly asset additions and subtractions information for each quarter to APL Sub on or before the tenth Business Day after the calendar quarter end, and to accommodate other reasonable requests of APL Sub concerning tax information for these purposes.

ARTICLE 12

PUT OPTION REGARDING APL OHIO

12.1 Put Option. On or before the second anniversary of the Effective Date (the “Put Period”), the Company shall have the right to cause APL Sub (or any Affiliate of APL Sub designated by APL Sub following its receipt of the Put Notice) to purchase all, but not less than all, of the issued and outstanding membership interests of APL Ohio (the “Put Interests”) owned by the Company for no consideration (the “Put Option”); provided, however, that the Company has complied with the requirements of Section 12.3. The Company may exercise the Put Option by providing written notice of such election to the APL Sub at least 30 days prior to the date the Company desires to consummate such transfer of APL Ohio (the “Put Notice”). Upon receipt of the Put Notice, APL Sub (or its Affiliate designee) and the Company shall negotiate in good faith and enter into a definitive agreement to consummate such transfer of APL Ohio within 30 days of APL Sub’s receipt of the Put Notice. WFSG Sub shall have the sole and exclusive right to cause the Company to exercise the Put Option pursuant to this Section 12.1, and such exercise shall not require the consent or approval of any other Member. In the event APL Sub transfers all of its Interest pursuant to Article 8, such transferee, as a Member of the Company, shall be subject to the Put Option.

12.2 Change in Area of Interest; Associated Partial Assignment of Master Gathering Agreements. Effective on the closing of the Put Option, the Company will transfer to APL Sub or its designee that part of the Master Gathering Agreements with respect to the Ohio Area of Interest (as defined in the Master Gathering Agreements), including without limitation the dedication of Gas (as defined in the Master Gathering Agreements) pursuant to Section 1.1 of the Master Gathering Agreements with respect to the Ohio Area of Interest, and Company shall have no further obligations or rights under the Master Gathering Agreements with respect to the Ohio Area of Interest. Effective on the closing of the Put Option, the Area of Interest in this Agreement and the Master Gathering Agreements shall no longer include the Ohio Area of Interest.

12.3 Covenants Relating to Put Option. The Company covenants and agrees that, during the Put Period, except with the prior written consent of APL Sub:

(a) the Company shall conduct the business of APL Ohio, and preserve, maintain and protect the assets of APL Ohio, or cause such business to be conducted and such assets to be protected, in the ordinary course of business consistent with the past practices of the APL Parties;

(b) the Company shall not allow APL Ohio to incur or assume any liabilities or obligations (i) unrelated to the assets or business of APL Ohio, or (ii) in a manner that is inconsistent with the past practices of APL Ohio as conducted by the APL Parties; and

(c) the Company shall not distribute in-kind the membership interests or assets of APL Ohio, sell any of the membership interests of APL Ohio or any of its material assets or engage in or enter into any contract with respect to any similar transaction.

If the Company breaches any of the foregoing covenants set forth in this Section 12.3, the Put Option shall automatically expire and the Company shall have no further rights pursuant to this Article 12.

12.4 Put Option Closing. The closing of the Put Option shall take place as a single closing as soon as reasonably practicable, and in no event later than 60 days after APL Sub’s receipt of the Put Notice, at the principal office of the Company, or at such other time and location as the parties to such transaction may mutually determine. At the closing of the Put Option, the Company shall deliver a duly executed assignment of membership interests transferring the Put Interests to APL Sub or its designee, as applicable (the “Put Assignment”). The delivery of the Put Assignment will be deemed a representation and warranty by the Company that: (i) the Company has full right, title and interest in and to the Put Interests; (ii) the Company has all necessary power and authority to transfer the Put Interests; and (iii) the Put Interests are free and clear of any and all liens or encumbrances, other than customary permitted liens.

ARTICLE 13

MISCELLANEOUS

13.1 Notices. All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered on the date of receipt if (a) delivered personally; (b) telecopied or telexed with transmission confirmed; (c) mailed by registered or certified mail return receipt requested; or (d) delivered by a recognized commercial courier to the Member as follows (or to such other address as any Member shall have last designated by written notice to the other Members):

If to the Company:

Laurel Mountain Midstream, LLC

C/o Williams Laurel Mountain, LLC

One Williams Center

Tulsa, Oklahoma 74121

Attention: Senior Vice President

Facsimile: 918-573-9375

Telephone: 918-573-2398

With a copy to:

APL Laurel Mountain, LLC

1845 Walnut Street, Suite 1000

Philadelphia, Pennsylvania 19103

Attention: General Counsel – Lisa Washington

Facsimile: 215-761-0457

Telephone: 215-546-5005

If to WFSG Sub:

Williams Laurel Mountain, LLC

One Williams Center

Tulsa, Oklahoma 74121

Attention: Senior Vice President

Facsimile: 918-573-9375

Telephone: 918-573-2398

If to APL Sub:

APL Laurel Mountain, LLC

1845 Walnut Street, Suite 1000

Philadelphia, Pennsylvania 19103

Attention: General Counsel – Lisa Washington

Facsimile: 215-761-0457

Telephone: 215-546-5005

13.2 Amendment. This Agreement, including this Section 13.2 and the Schedules hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Members.

13.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the applicable Law of the State of Delaware without regard to principles of conflict of Laws.

13.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective permitted successors and assigns.

13.5 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not party to this Agreement, except (i) the Company Indemnitees and Member Indemnitees are third party beneficiaries to Article 6 of this Agreement and their rights are subject to the terms of such Article 6 and (ii) as provided in Section 11.2(b).

13.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.7 Invalidity. If any of the provisions of this Agreement, including the Schedules, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Members shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement; provided, that the parties agree that any provision held to invalid or unenforceable shall be treated for all purposes as not having been included as part of the Agreement at and from signing.

13.8 Entire Agreement. This Agreement, including the Schedules, and the Transaction Documents constitute the entire agreement among Members with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Members with respect to the subject matter hereof. Each Member agrees that no other Member (including its agents and representatives) has made any representations, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in this Agreement, including the Schedules, and in the Transaction Documents.

13.9 Expenses. Except to the extent provided for in the Formation Agreement or as the Members may otherwise agree or as otherwise provided herein, each Member shall bear its respective fees, costs and expenses in connection with this Agreement and the transactions contemplated hereby.

13.10 Waiver. No waiver by any Member, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Member’s right at any other time or a waiver of such Member’s rights under any other provision of this Agreement unless it is made in writing and signed by the president or a vice president of the Member waiving the condition. No failure by any Member hereto to take any action with respect to any breach of this Agreement or Default by another Member shall constitute a waiver of the former Member’s right to enforce any provision of this Agreement or to take action with respect to such breach or Default or any subsequent breach or Default by such later Member.

13.11 Dispute Resolution.

(a) Scope. Any dispute (other than voting dead-locks) arising out of or relating to this Agreement shall be resolved in accordance with the procedures specified in this Section 13.11, which shall be the sole and exclusive procedures for the resolution of any such disputes.

(b) Senior Party Negotiation. The Members shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between management representatives who have authority to settle the dispute and who are at least one level above the persons with direct responsibility for administration of this Agreement and who have been unsuccessfully involved with the dispute up to that point. Any Member may give the other Member written notice of any dispute not resolved in the normal course of business (“Notice of Dispute”). Within 20 days after delivery of the Notice of Dispute, the receiving Member shall submit to the other a written response. The Notice of Dispute and the response shall include (a) a statement of each Member’s position and a summary of arguments supporting that position, and (b) the name and title of the officer or executive who will represent that Member and of any other person who will accompany such officer or executive. Within 20 days after delivery of the receiving Member’s response to the Notice of Dispute, the representatives of both Members shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(c) Resolution by Arbitration. If the dispute has not been resolved pursuant to the procedure set forth in Section 13.11(b) within 30 days of the initial meeting of the representatives of both Members (which period may be extended or shortened by mutual agreement of the Members), the controversy shall be resolved by arbitration in accordance with the procedures set forth in Section 13.11(d). The Members shall meet within ten Business Days of the commencement of the arbitration procedures by any Member and agree on three arbitrators to act as the arbitration panel on such matters. If the Members are unable to agree at such a meeting to all three arbitrators, the panel will be appointed in the following manner. Each Member shall within two Business Days of the meetings appoint one arbitrator, and within five Business Days of such appointment, the arbitrators shall appoint a third arbitrator. If the two arbitrators selected by the Members fail to agree on the third arbitrator, then the Members (or either of them) may apply to the senior active United States District Judge for the District of Delaware for the appointment of the third arbitrator. The third arbitrator shall take an oath of neutrality. No arbitrator shall be an equity holder of any arbitrating Member or their parent, subsidiary or Affiliates, nor shall any arbitrator have been employed by, or performed services for, any of the Members within the preceding five years, nor shall the arbitrators have any personal or financial stake in the outcome of the resolution of the dispute.

(d) Arbitration Procedures. The arbitration will be governed by the International Institute for Conflict Prevention and Resolution Rules (the “Rules”) but the Members will self-administer the arbitration proceeding. The determination of the arbitrators shall be final and binding upon the Members. The arbitrators shall be instructed to render their decision as soon as practical after the final arbitration hearing (and in no event later than 60 days thereafter). The judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof, and the Members consent to the jurisdiction of any state or federal court in the State of Delaware.

(e) Injunctive Relief. The arbitrators shall also have the power to enter such interim orders as they deem necessary, including, without limitation, orders to preserve the subject matter of the dispute or to preserve or adjust the status of the Members pending resolution of the dispute. The Members agree to accept and honor any interim orders and agree that any such interim orders may be enforced as necessary in any court having relevant jurisdiction, and the Members consent to the jurisdiction of any state or federal court in the State of Delaware.

(f) Sole Procedures. The procedures specified in this Section 13.11 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances. The requirements of this Section 13.11 shall not be deemed a waiver of any right of termination under this Agreement.

13.12 Disclosure. Each Member is acquiring its Interest in the Company based upon its own independent investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement are based upon its own investigation, analysis and expertise. Each Member’s acquisition of its Interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.

13.13 Brokers and Finder. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Member in such manner as to give rise to any valid claim against any Member for any brokerage or finder’s commission, fee or similar compensation.

13.14 Further Assurances. The Members shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Member to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

13.15 Section Headings. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provision hereof.

13.16 Waiver of Certain Damages. Each of the Members (individually, and on behalf of the Company) waives any right to recover any damages, including consequential or punitive damages, in excess of actual damages from any other Member or the Company in connection with an Event of Default under this Agreement.

13.17 Security. Each Interest shall constitute a “security” within the meaning of, and shall be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

13.18 Confidentiality.

(a) Except as permitted by Section 13.18(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the business and operations of the Company.

(b) Notwithstanding Section 13.18(a), but subject to the other provisions of this Section 13.18, a Member may make the following disclosures and uses of Confidential Information: (i) disclosures to another Member in connection with the Company; (ii) disclosures and uses that are approved by the Management Committee; (iii) disclosures that may be required from time to time to obtain requisite authorizations or financing for the Gathering System, if such disclosures are approved by the Management Committee; (iv) disclosures to an Affiliate of such Member, including the directors, managers, officers, employees, agents and advisors of such Affiliate, if such Affiliate has a “need to know” such Confidential Information in connection with its investment in the Company or in furtherance of the business of the Company and has agreed to abide by the terms of this Section 13.18; (v) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained by the Company or a Member to provide services in connection with the Company and has agreed to abide by the terms of this Section 13.18; (vi) disclosures to a bona-fide potential direct or indirect purchaser of such Member’s Interest, if such potential purchaser has agreed to abide by the terms of this Section 13.18; disclosures required, with respect to a Member or an Affiliate of a Member, pursuant to applicable Law (including the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended) or by any national securities exchange or automated quotation system; and (viii) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law; provided, that with respect to disclosures described in Section 13.18(b)(viii), the disclosing Member takes reasonable steps to minimize the extent of any such required disclosure.

(c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 13.18 by any of its Affiliates, and its and their directors, managers, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this Section 13.18.

(d) Promptly after a Member ceases to be a Member pursuant to this Agreement, a such former Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession; provided, that a former Member shall only be required to use commercially reasonable efforts to return or destroy Confidential Information that is stored electronically. Notwithstanding the immediately-preceding sentence, but subject to the other provisions of this Section 13.18, such former Member may retain and maintain the confidentiality of such Confidential Information in accordance with the terms of this Agreement (i) in accordance with such Member’s internal compliance procedures, (ii) for the limited purposes of demonstrating such former Member’s compliance with any legal, regulatory, professional or fiduciary obligation, or (ii) for the limited purposes preparing such Member’s tax returns and defending audits, investigations and proceedings relating thereto.

(e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 13.18, the continuation of which, if not remedied, will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this Section 13.18 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity, pursuant to this Section 13.18.

(f) The obligations of the Members under this Section 13.18 (including the obligations of any former Member) shall terminate on the second anniversary of the end of the term of the Company set forth in Section 2.5.

IN WITNESS WHEREOF, the Members hereto have executed this Agreement as of the date first above written.

APL LAUREL MOUNTAIN, LLC, a Delaware limited liability company

By:	Atlas Pipeline Operating Partnership, LP, its sole member

	By:	Atlas Pipeline Partners GP, LLC, its general partner

By:
		Name:	Jeff Simmons
		Title:	Vice President

WILLIAMS LAUREL MOUNTAIN, LLC, a Delaware limited liability company

By:
Name:	Alan S. Armstrong
Title:	Senior Vice President

Signature Page to Amended and Restated

Limited Liability Company Agreement of

Laurel Mountain Midstream, LLC

SCHEDULE 3.1

Member	Percentage Interest
WILLIAMS LAUREL MOUNTAIN, LLC	51.0%
APL LAUREL MOUNTAIN, LLC	49.0%

Schedule 3.1

SCHEDULE 5.4(b)

Matters Requiring Unanimous Consent of the Members: Pursuant to Section 5.4(b), after a Voting Change Date, the following is a list of matters requiring the affirmative vote of all of the Members:

1.	The sale, assignment, transfer, lease or other disposition of more than 50% of the fair market value of the Company Assets, whether by merger, consolidation or otherwise.

2.	The purchase or other acquisition of any asset or business of, or any equity interest or investment in, any Person for an amount in excess of $100 million.

3.	The issuance, incurrence, guarantee or assumption of any indebtedness by the Company.

4.	The issuance or sale of any equity interests of the Company or any of its subsidiaries or any option, warrant or other security convertible into or exercisable for any equity interests of the Company or any of its subsidiaries.

5.	The Company or any of its subsidiaries engaging in any transaction with WFSG Sub, APL Sub or any of their respective Affiliates.

6.	The Company merging or consolidating with another Person that is not a direct or indirect wholly owned subsidiary of the Company.

7.	Any amendment to or repeal of this Agreement or the Certificate of Formation.

8.	Any liquidation, dissolution, recapitalization, bankruptcy or other winding up of the Company or any of its subsidiaries.

9.	Acquiring, commencing or conducting any activity or business that may generate income for federal income tax purposes that may not be “qualifying income” (as such term is defined pursuant to Section 7704 of the Code).

10.	The Company making any distributions (whether in cash or otherwise) with respect to the Interests (except as provided in Section 4.3).

11.	Any annual adjustment to the Operating Fee pursuant to Section 7.2(c).

Schedule 5.4(b)

Matters Requiring Super-Majority Consent: Pursuant to Section 5.4(b), after a Voting Change Date, the following is a list of matters requiring the affirmative vote of the Members holding a Super-Majority Percentage Interest:

1.	The sale, assignment, transfer, lease or other disposition of any portion of the Company Assets with a value in excess of $5 million.

2.	The Company waiving, releasing or settling any right, claim or lawsuit for an amount in excess of $5 million.

4.	A call for Capital Contributions by the Members, except as provided in Sections 2.8, 3.2 and 5.4(c).

5.	The adoption or amendment of the annual Operating Budget and the annual Growth Capital Budget.

6.	Any individual or series of related Growth Capital Expenditures in excess of $10 million.

7.	Any agreement to perform gathering services that provide for aggregate payments to any one Person in excess of $20 million, and any other contracts that provide for aggregate payments to any one Person in excess of $10 million.

8.	The purchase or other acquisition of any asset or business of, or any equity interest or investment in, any Person for an amount in excess of $25 million.

Schedule 5.4(b)

SCHEDULE 8.2(b)

NGP Energy Capital Management and its Affiliates

MarkWest Energy Partners, L.P. and its Affiliates

Schedule 8.2(b) – Page 1

SCHEDULE 11.2(c)

[Attach Initial Operating Budget]

Schedule 11.2(c) – Page 1

SCHEDULE 11.2(d)

[Attach Initial Growth Capital Budget]

Schedule 11.2(d) – Page 1